STOCK PURCHASE AGREEMENT

                                      among

                               JOHNSON & HIGGINS,

                      THE STOCKHOLDERS OF JOHNSON & HIGGINS

                                       and

                        MARSH & MCLENNAN COMPANIES, INC.

                           Dated as of March 12, 1997



                               TABLE OF CONTENTS

                                                                  Page

                               ARTICLE I

                      PURCHASE AND SALE OF SHARES

               Section 1.1  Purchase and Sale of Shares . . . . .    1
               Section 1.2  Closing; Delivery and Payment.  . . .    2
               Section 1.3  Calculation of Stock Consideration
                               in Shares  . . . . . . . . . . . .    3
               Section 1.4  Adjustments to Prevent Dilution . . .    3
               Section 1.5  Actions of Sellers' Designee and
                               Sellers' Committee.  . . . . . . .    4
               Section 1.6  Substitution of Seller's Estate . . .    5

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Section 2.1   Organization, Authority and
                               Qualification; Certificate
                               and By-laws . . . . . . . . . . .    5
               Section 2.2   Approval, Validity and Fairness . .    6
               Section 2.3   Subsidiaries of the Company . . . .    7
               Section 2.4   Capitalization  . . . . . . . . . .    8
               Section 2.5   Company Financial Information . . .    9
               Section 2.6   Absence of Certain Changes or
                               Events  . . . . . . . . . . . . .    9
               Section 2.7   Title to Properties; Absence of
                               Liens and Encumbrances, etc.  . .   10
               Section 2.8   Company Material Contracts  . . . .   11
               Section 2.9   No Conflict . . . . . . . . . . . .   12
               Section 2.10  Governmental Filings; No
                               Violations. . . . . . . . . . . .   13
               Section 2.11  Litigation and Liabilities  . . . .   13
               Section 2.12  Compliance with Law; Permits  . . .   14
               Section 2.13  Takeover Statutes . . . . . . . . .   15
               Section 2.14  Tax Matters . . . . . . . . . . . .   15
               Section 2.15  Labor Matters . . . . . . . . . . .   19
               Section 2.16  Employee Matters  . . . . . . . . .   19
               Section 2.17  Environmental Matters . . . . . . .   23
               Section 2.18  Intellectual Property . . . . . . .   23
               Section 2.19  Insurance . . . . . . . . . . . . .   25
               Section 2.20  Brokers and Finders . . . . . . . .   25
               Section 2.21  Company Employees . . . . . . . . .   26
               Section 2.22  Information in Registration
                                Statement  . . . . . . . . . . .   26
               Section 2.23  Financial Condition . . . . . . . .   26
               Section 2.24  Non-Signing Stockholders and
                                Retirees . . . . . . . . . . . .   26
               Section 2.25  No Other Representations or
                                Warranties . . . . . . . . . . .   27

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

               Section 3.1  Execution, Delivery, Validity and
                               Enforceability of Agreements. . .   27
               Section 3.2  Ownership of Shares  . . . . . . . .   27
               Section 3.3  Acquisition for Investment, etc. . .   28
               Section 3.4  No Conflict. . . . . . . . . . . . .   29
               Section 3.5  Approval of Change in Control
                               Payments  . . . . . . . . . . . .   29
               Section 3.6  No Other Representations or
                               Warranties. . . . . . . . . . . .   30

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Section 4.1   Organization, Authority and
                                Qualification; Certificate
                                and By-laws. . . . . . . . . . .   30
               Section 4.2   Approval, Validity and Fairness . .   31
               Section 4.3   Subsidiaries of Buyer . . . . . . .   31
               Section 4.4   Capitalization of Buyer . . . . . .   32
               Section 4.5   Buyer Reports; Financial
                                Statements . . . . . . . . . . .   33
               Section 4.6   Absence of Certain Changes or
                                Events . . . . . . . . . . . . .   33
               Section 4.7   No Conflict . . . . . . . . . . . .   34
               Section 4.8   Governmental Filings; No
                                Violations . . . . . . . . . . .   35
               Section 4.9   Litigation and Liabilities  . . . .   35
               Section 4.10  Compliance with Law; Permits. . . .   36
               Section 4.11  Takeover Statutes . . . . . . . . .   36
               Section 4.12  Tax Matters . . . . . . . . . . . .   36
               Section 4.13  Employee Matters. . . . . . . . . .   38
               Section 4.14  Intellectual Property . . . . . . .   39
               Section 4.15  Brokers and Finders . . . . . . . .   39
               Section 4.16  Financial Capability. . . . . . . .   39
               Section 4.17  Securities Act. . . . . . . . . . .   40
               Section 4.18  Rights Plan . . . . . . . . . . . .   40
               Section 4.19  No Other Representations or
                                Warranties . . . . . . . . . . .   40

                                    ARTICLE V

                                   TAX MATTERS

               Section 5.1   Sellers' Tax Indemnification of
                               Buyer . . . . . . . . . . . . . .   40
               Section 5.2   Proration of Taxes  . . . . . . . .   41
               Section 5.3   Tax Returns . . . . . . . . . . . .   41
               Section 5.4   Transfer Taxes  . . . . . . . . . .   44
               Section 5.5   Contest Provisions  . . . . . . . .   44
               Section 5.6   Post-Closing Actions Which May
                               Affect the Sellers' Liability
                               for Taxes . . . . . . . . . . . .   46
               Section 5.7   Certain Post-Closing Settlement
                                Payments . . . . . . . . . . . .   47
               Section 5.8   Assistance and Cooperation  . . . .   48
               Section 5.9   Maintenance of Books and Records. .   49
               Section 5.10  Characterization of Tax
                                Indemnification Payments . . . .   49
               Section 5.11  Indemnity Payments  . . . . . . . .   49
               Section 5.12  Carryforwards . . . . . . . . . . .   49

                                   ARTICLE VI

                        CERTAIN COVENANTS AND AGREEMENTS
                            OF THE COMPANY AND BUYER

               Section 6.1   Company Interim Operations. . . . .   50
               Section 6.2   Acquisition Proposals . . . . . . .   53
               Section 6.3   Filings; Other Actions;
                                Notification . . . . . . . . . .   54
               Section 6.4   Access and Information  . . . . . .   56
               Section 6.5   Employee and Retiree Matters  . . .   57
               Section 6.6   Retention of Books and Records  . .   64
               Section 6.7   Amended Company Certificate and
                                By-laws  . . . . . . . . . . . .   64
               Section 6.8   Publicity   . . . . . . . . . . . .   64
               Section 6.9   Directors' and Officers,
                                Indemnification and
                                Insurance  . . . . . . . . . . .   65
               Section 6.10  Parachute Payments; Shareholder
                                Approval Requirements  . . . . .   67
               Section 6.11  Expenses. . . . . . . . . . . . . .   67
               Section 6.12  Other Actions by the Company and
                                Buyer  . . . . . . . . . . . . .   68
               Section 6.13  Non-Competition and Non-
                                Solicitation . . . . . . . . . .   69
               Section 6.14  Escrow Agreements . . . . . . . . .   71
               Section 6.15  Quarterly Financial Statements  . .   72
               Section 6.16  Closing Company Financial
                                Information  . . . . . . . . . .   73
               Section 6.17  Permitted Distributions . . . . . .   74
               Section 6.18  Resale Restrictions . . . . . . . .   76
               Section 6.19  EEOC Action . . . . . . . . . . . .   77

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

               Section 7.1  Conditions to Each Sale and
                               Purchase Obligation . . . . . . .   77
               Section 7.2  Conditions to Each Purchase
                               Obligation  . . . . . . . . . . .   78
               Section 7.3  Conditions to Each Sale
                               Obligation  . . . . . . . . . . .   80

                                  ARTICLE VIII

                                   TERMINATION

               Section 8.1  Termination by Mutual Consent. . . .   81
               Section 8.2  Termination by Either Sellers'
                               Designee or Buyer . . . . . . . .   81
               Section 8.3  Termination by the Sellers'
                               Designee  . . . . . . . . . . . .   81
               Section 8.4  Termination by Buyer . . . . . . . .   82
               Section 8.5  Effect of Termination and
                               Abandonment . . . . . . . . . . .   83

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

               Section 9.1  Survival Periods . . . . . . . . . .   83
               Section 9.2  Indemnification  . . . . . . . . . .   84
               Section 9.3  General Procedures; Third Party
                               Claims  . . . . . . . . . . . . .   87

                                    ARTICLE X

                                  MISCELLANEOUS

               Section 10.1   Modification or Amendment  . . . .   88
               Section 10.2   Waiver of Conditions . . . . . . .   88
               Section 10.3   Assignment . . . . . . . . . . . .   89
               Section 10.4   Entire Agreement . . . . . . . . .   89
               Section 10.5    Parties in Interest; No Third
                                 Party Beneficiaries . . . . . .   89
               Section 10.6   Obligations of Buyer and of the
                                 Company . . . . . . . . . . . .   89
               Section 10.7   Counterparts . . . . . . . . . . .   90
               Section 10.8   Section Headings . . . . . . . . .   90
               Section 10.9   Notices  . . . . . . . . . . . . .   90
               SECTION 10.10  GOVERNING LAW AND VENUE; WAIVER
                                 OF JURY TRIAL . . . . . . . . .   92
               Section 10.11  Severability . . . . . . . . . . .   93

                                   ARTICLE XI

                                   DEFINITIONS

               Section 11.1  Specific Definitions  . . . . . . .   94
               Section 11.2  Other Terms . . . . . . . . . . . .  104
               Section 11.3  Other Definitional Provisions . . .  104

                                     ANNEXES

          ANNEX A    Sellers' Shares and Purchase Price
          ANNEX B    Directors and Executive Officers after Closing
          ANNEX C    Persons Entitled to Receive Employee Award
                       Agreements
          ANNEX D    Persons Entitled to Receive Retiree Agreements

                                    EXHIBITS

          Exhibit A  Form of Employee Award Agreement
          Exhibit B  Form of Retiree Agreement
          Exhibit C  Form of Registration Rights Agreement
          Exhibit D  Form of Indemnity Escrow Agreement




                    STOCK PURCHASE AGREEMENT, dated as of March 12, 1997, between Johnson & Higgins, a New Jersey corporation (the "Company"), the stockholders of the Company listed on Annex A hereto (each such stockholder, a "Seller") and Marsh & McLennan Companies, Inc., a Delaware corporation ("Buyer").

                               W I T N E S S E T H:

                    WHEREAS, each Seller owns shares of common stock, no par value, of the Company ("Company Common Stock");

                    WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from such Seller, such Seller's shares of Company Common Stock, as more specifically provided herein; and

                    WHEREAS, the Company, as well as the Sellers and Buyer, desire that these sales and the other transactions contemplated herein be consummated as provided herein.

                    NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

                    Section 1.1 Purchase and Sale of Shares. On the terms and subject to the conditions provided herein, Buyer agrees to purchase from each Seller, and each Seller agrees, severally and not jointly, to sell to Buyer, such number of shares of Company Common Stock for such consideration, consisting of (i) cash and (ii) shares of Buyer Common Stock, as are specified on Annex A with respect to such Seller. For each Seller, such number of shares as so specified are herein called such Seller's "Shares," and such cash consideration, stock consideration and cash and stock consideration, taken together, as so specified are herein called the "Cash Consideration," "Stock Consideration" and "Purchase Price" for such Seller's Shares, respectively.
          The Shares of all Sellers and the Purchase Prices for all Sellers' Shares, in each case in the aggregate, are herein called the "Total Shares" and the "Total Purchase Price," respectively.

                    Each Seller's Stock Consideration has initially been expressed in Annex A as a dollar amount of Buyer Common Stock (such Seller's "Stock Consideration in Dollars"). Prior to the Closing Time, each Seller's Stock Consideration in Dollars will be converted into a number of shares of Buyer Common Stock (such Seller's "Stock Consideration in Shares"), and Annex A will be amended to reflect such conversion, all as provided in Section 1.3.

                    Section 1.2  Closing; Delivery and Payment.

                    (a) The closing for the several purchases and sales provided for in Section 1.1 (the "Closing") shall take place at the offices of Sullivan & Cromwell, 375 Park Avenue, New York, New York 10152 at 10:00 A.M. local time, no later than the first Business Day following the satisfaction or waiver of the conditions set forth in
          Article VII hereof, or on such other date and at such other time and place as the Company and Buyer may hereafter mutually agree upon in writing. The date on which the Closing is to occur as provided by this subsection (a) is herein called the "Closing Date" and the time and date on which the Closing is to occur as provided in this subsection
          (a) are herein called the "Closing Time."

                    (b) At the Closing Time, the Sellers' Designee shall deliver to Buyer certificates representing each Seller's Shares duly endorsed or accompanied by stock powers duly executed, and in form for transfer to Buyer, and Buyer shall pay to each Seller the Purchase Price for such Seller's Shares, each such payment to be made by (i) wire transfer of the Cash Consideration for such Seller's Shares, in immediately available funds, to such account as the Seller's Designee may designate, which designation shall occur not later than the third Business Day prior to the Closing Date and (ii) delivery to the Sellers' Designee of certificates representing the Stock Consideration for such Seller's Shares registered in the name of such Seller, less
          (x) any portion of such Seller's Stock Consideration required to be placed in escrow pursuant to Section 6.14(a), which portion shall be delivered to the Escrow Agent, and
          (y) any portion of such Seller's Cash Consideration equal to amounts payable by the Company with respect to Taxes (including withholding, unemployment, social security, and other Taxes) as a result of the removal of the restrictions on such Seller's Shares. To the extent that the Cash Consideration payable to any Seller is insufficient for the payment of the Taxes described in clause (y) (the "Shortfall"), such Seller's Stock Consideration shall be reduced and such Seller's cash consideration shall be increased, in an amount equal to the amount of the Shortfall, with each share of the Stock Consideration valued at the Closing Stock Price. The amount described in clause
          (y) and the preceding sentence shall be paid in a timely fashion to the relevant Tax authority. Buyer, in consultation and cooperation with the Sellers, shall cause the payments to be made to the relevant Tax authority of the Taxes referred to in clause (ii) of the preceding sentence. Notwithstanding the foregoing requirement of delivery of the Stock Consideration at the Closing, if Buyer is unable to deliver certificates representing the Stock Consideration at Closing, the Closing shall occur in any event, and Buyer shall deliver such certificates in accordance with the foregoing as soon as practicable thereafter, but not later than three Business Days after the Closing Date and no Seller shall have any right of action against Buyer with respect to such delivery occurring after the Closing if made as provided herein.

                    Section 1.3 Calculation of Stock Consideration in Shares. Prior to the Closing Time, each Seller's Stock Consideration in Shares will be determined by dividing his or her Stock Consideration in Dollars by the Closing Stock Price, with any resulting fractional share being Rounded.
          On the first Business Day following the day which is the last trading day included in the determination of the Closing Stock Price, an amended version of Annex A, setting forth the Stock Consideration in Shares for each Seller shall be attached to and made a part of this Agreement. The Company, Buyer and Sellers' Designee shall initial such amended Annex.

                    Section 1.4 Adjustments to Prevent Dilution. In the event that Buyer changes or proposes to change the number of shares of Buyer Common Stock (or form or nature thereof), or securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock, issued and outstanding prior to the Closing as a result of a stock split (including a reverse split), stock dividend or distribution, recapitalization, reclassification, merger, consolidation, issuer tender or exchange offer or other similar transaction having a record or effective date prior to the Closing, then the number of shares of Buyer Common Stock (or form or nature thereof) required under this Agreement, the Retiree Agreements and the Employee Award Agreements to be issued and delivered to the Sellers at the Closing and the Retirees and employees in accordance with the terms of their respective agreements shall be, to the extent appropriate, equitably adjusted.

                    Section 1.5  Actions of Sellers' Designee and
          Sellers' Committee.

                    (a) Any and all actions to be taken under or in connection with this Agreement and the Other Transaction Agreements by or on behalf of the Sellers may be so taken by Norman Barham, Gardner M. Mundy and Joseph D. Roxe, or any of them, as attorney-in-fact for the Sellers (each such Person, when acting in such capacity, being herein called the "Sellers' Designee"). Any action so taken by the Sellers' Designee shall be deemed to have been taken, and Buyer may rely on any such action as having been taken, by the Sellers. The Sellers' Designee has been duly and validly appointed by each Seller to act as attorney-in-fact for such Seller in connection with the transactions contemplated by this Agreement, including, without limitation, executing the Escrow Agreements and the Registration Rights Agreement, and Sellers' Designee has provided Buyer with satisfactory documentation to such effect. The Sellers' Agreement, pursuant to which the Sellers' Designee and the Sellers' Committee was created, will not be modified in a manner which is inconsistent with the preceding sentences of this Section 1.5, without Buyer's consent. The Sellers' Designee and/or the Sellers' Committee will provide Buyer with a copy of any such amendment.

                    (b) Any and all actions to be taken hereunder by the Sellers' Committee after the Closing may be taken by a majority of the members at the time of such action. Buyer may rely on any written action taken after the Closing by a majority of the members at the time of such action, acting in their capacity as the Sellers' Committee. The members of the Sellers' Committee shall initially be Norman Barham, Gardner M. Mundy and Joseph D. Roxe, but may change (in number and identity) from time to time upon written notice given to the Buyer by a majority of the members of the Sellers' Committee as constituted before such change. The Sellers' Committee has been duly and validly appointed by each Seller to act as such for such Seller in connection with the transactions contemplated by this Agreement and the Other Transaction Agreements. The Sellers' Committee has provided Buyer with satisfactory documentation to such effect.

                    (c) It is understood and agreed by Buyer that each Sellers' Designee and each member from time to time of the Sellers' Committee is acting solely as a representative of the Sellers and, in such capacity, has no liability or obligation with respect to any representation, warranty, covenant or agreement of the Company or Seller in this Agreement or any of the Other Transaction Agreements, or with respect to any action taken or omitted to be taken in connection with the transactions contemplated herein and therein.

                    Section 1.6  Substitution of Seller's Estate.
          This Agreement and the Other Transaction Agreements executed by a Seller shall be binding upon and shall inure to the benefit of the estate, personal representatives, distributees, heirs, successors or permitted assigns of such Seller.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth in the corresponding sections or subsections of the schedule delivered to Buyer by the Company upon the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Buyer as follows:

                    Section 2.1  Organization, Authority and
          Qualification; Certificate and By-laws.

                    (a) The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of New Jersey, with full power and authority to own, lease or operate its assets and to carry on its business as currently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect.

                    (b) Set forth in Section 2.1(b)(i) of the Company Disclosure Schedule is a complete and correct copy of the Company's certificate of incorporation and by-laws, each as in effect on the date of this Agreement (the "Current Company Certificate and By-laws"). Set forth in Section 2.1(b)(ii) of the Company Disclosure Schedule is a complete and correct copy of the Company's certificate of incorporation and by-laws, each as will be in effect when the filing contemplated by Section 6.7 is made and accepted (the "Amended Company Certificate and By-laws"). The Current Company Certificate and By-laws are, on the date hereof, and will continue to be until the Amended Company Certificate and By-laws become effective, in full force and effect. The Company has taken all corporate action (including obtaining the approval of its board of directors and stockholders (which stockholders' approvals will be effective not later than the tenth day after the date of this Agreement)) necessary in order for the Amended Company Certificate and By-laws to become effective, other than the filing contemplated by Section 6.7, and upon such filing and its acceptance, the Amended Company Certificate and By-laws will be in full force and effect. Except as described in this subsection (b), the Company has taken no action to amend the Current Company Certificate and By-laws or the Amended Company Certificate and By-laws, other than such amendments as would become effective only if the Closing failed to occur on the Closing Date.

                    Section 2.2  Approval, Validity and Fairness.

                    (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated for it hereby, subject only to the filing and acceptance contemplated by Section 6.7 and the effectiveness of the Company's stockholders' approvals which will be effective not later than the tenth day after the date of this Agreement. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

                    (b) The board of directors of the Company (i) has approved this Agreement and the transactions contemplated for the Company hereby and (ii) has received the opinion of its financial advisors, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), to the effect that, as of the date of their opinion, the Total Purchase Price to be received by the Sellers in payment for the Total Shares, together with all amounts to be received by the Retirees under the Retiree Agreements and by Employees under the Employee Award Agreements and amounts to be distributed pursuant to Section 6.17, is fair from a financial point of view to the Company, and a copy of such opinion has been delivered to Buyer. It is agreed and understood that such opinion is for the benefit of the Company's board of directors and may not be relied on by Buyer.

                    Section 2.3 Subsidiaries of the Company. Section 2.3(i) of the Company Disclosure Schedule lists the name of each Subsidiary of the Company and, with respect to each Significant Subsidiary, the jurisdiction of its organization, the authorized, issued and outstanding number of shares of its capital stock and the record and beneficial holder of the shares of its capital stock. Section 2.3(ii) of the Company Disclosure Schedule lists the name of each other Subsidiary and each Other Entity, together with the percentage of the equity or other ownership interests of such Subsidiary or Other Entity held by the Company, directly or indirectly. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to own, lease or operate its assets and to carry on its business as it is currently being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Buyer a complete and correct copy of each of its Significant Subsidiaries' certificate of incorporation and by-laws, each as amended to date. Such Significant Subsidiaries' certificates of incorporation and by-laws so delivered are on the date of this Agreement, and will be at the Closing Time, in full force and effect.

                    Section 2.4  Capitalization.

                    (a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 54,965 shares are validly issued and outstanding as of the close of business on December, 31, 1996 and the date hereof. All of such outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. The Sellers' Shares, in aggregate, constitute all of the issued and outstanding shares of capital stock of the Company. Except for 28,275 shares of Company Common Stock held in treasury, the Company has no shares of capital stock reserved for issuance.

                    (b) Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, is owned by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, pledges, security interests, rights of first refusal, claims and other encumbrances (collectively, "Encumbrances"), in each case except as reflected in Section 2.3 (with respect to capital stock not held, directly or indirectly, by the Company).

                    (c) Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, agreements, arrangements or commitments under which the Company or any of its Significant Subsidiaries is or may become obligated to issue or sell, or giving any person a right to subscribe for or acquire, any shares of the capital stock, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock, of the Company or any of its Significant Subsidiaries. The aggregate number of Shares identified on Section 2.4(c) of the Company Disclosure Schedule bear the restrictive legend set forth therein.

                    (d) Section 2.4(d) of the Company Disclosure Schedule sets forth a brief description of, and the names of all Persons holding any rights existing under the Company's certificate of incorporation, by-laws or by contract to receive any payment in respect of any dividend, distribution or other amount that may become payable by the Company in respect of its capital stock or other equity related right of the Company.

                    Section 2.5 Company Financial Information. Set forth in Section 2.5 of the Company's Disclosure Schedule is a copy of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1996 and 1995 (the "Company Balance Sheet") and (b) the audited consolidated statements of income, changes in stockholder's equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 1996 and 1995 (such statements of income, changes in stockholder's equity and cash flows with the notes thereto, together with the Company Balance Sheet, the "Company Financial Information"). The Company Financial Information has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP")(except as may be noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of December 31, 1996 and 1995, and the consolidated statements of income, changes in stockholder's equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 1996 and 1995, subject to the notes regarding the matters reflected therein.

                    Section 2.6 Absence of Certain Changes or Events. Except as may be reflected in the Company Financial Information or set forth in Section 2.6 of the Company Disclosure Schedule, and except as may be contemplated by this Agreement and the other Transaction Agreements (including the payment of any dividend, distribution or other amount contemplated by Section 6.17), since December 31, 1996 (a) the Company and its Subsidiaries taken as a whole have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and (b) there has not been (i) any adverse change in the properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any material change by the Company in accounting principles, practices or methods; (v) except for increases or amendments in the ordinary course of business consistent with past practice or as required-by law, any material increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their directors, officers or employees or any material increase in the benefits under, or adoption of, any bonus, insurance, pension or other employee benefit plan, payment or arrangement, for or with any such directors, officers or employees; (vi) any terminations or amendment of any Company Material Contract except for any termination or amendments that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; or (vii) any agreement, whether in writing or otherwise, to take any action described in this Section 2.6 or any action that would constitute a breach under Section 6.1 hereof.

                    Section 2.7 Title to Properties; Absence of Liens and Encumbrances, etc.

                    (a) Section 2.7(a) of the Company Disclosure Schedule lists (i) all leases to which the Company or any of its Subsidiaries is a party as of the date hereof other than those leases relating to properties of 20,000 square feet or less (the "Company Lease Agreements"), setting forth in the case of any such lease covering real property, the location of such real property, and (ii) all real properties owned by the Company or any of its Subsidiaries as of the date hereof (the "Company Owned Real Property"). Except as set forth in
          Section 2.7(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid and, in the case of the Company Owned Real Property, insurable title to, or a valid and binding leasehold interest in, all of the properties and assets owned or leased by the Company or any of its Subsidiaries free and clear of all Encumbrances, except for: (i) any Encumbrances reflected in the Company Financial Information; (ii) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith by appropriate proceedings; (iii) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar liens and encumbrances arising in the ordinary course of business consistent with past practice or being contested in good faith by appropriate proceedings (the "Permitted Encumbrances"); and (iv) any easements, quasi easements, covenants, licenses, rights of way, land use, zoning or other legal requirements, ordinances or plans which do not materially detract from the value of the properties and assets of the Company taken as a whole for the uses and purposes for which such properties and assets are currently employed or materially impair the operations of the Company and which have arisen only in the ordinary course of business.

                    (b) The Company Lease Agreements are in full force and effect. There exists no event of default by the Company or its Subsidiaries under any such leases or, to the Company's knowledge, by any third party thereto, nor any event which with notice or lapse of time or both would constitute a material event of default by the Company or any of its Subsidiaries thereunder.

                    Section 2.8  Company Material Contracts.  (a)
          Section 2.8 of the Company Disclosure Schedule sets forth all of the following contracts, agreements, leases, mortgages, indentures, notes or other obligations whether oral or written (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party or otherwise bound: (i) material Contracts of partnership or joint venture or with shareholders or a significant business partner; (ii) all material Contracts with Unison partners;
          (iii) all Contracts with Sellers or Retirees; (iv) Contracts containing material covenants not to compete in any line of business or with any Person in any geographical area; (v) Contracts relating to any material acquisition or divestiture, consummated with the last three years, of any operating business or assets or capital stock of any Person;
          (vi) Contracts relating to the borrowing of money or guarantee of any payment by a third party in excess of $30 million; (vii) confidentiality Contracts with respect to information relating to the Company or any of its Subsidiaries which provide for terms more favorable than the Company Confidentiality Agreement, including with respect to the release of obligations as a result of this Agreement or the transactions contemplated hereby; (viii) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of the Company or any of its Subsidiaries to make payments or incur obligations in excess of $10 million or receive payments or value in excess of $10 million which can be cancelled without liability, premium or penalty only on ninety days or more notice; and
          (x) any other Contract which is material (without regard to dollar value) to the Company and its Subsidiaries taken as a whole (such Contracts required to be listed in Section 2.8 of the Company Disclosure Schedule being referred to herein as the "Company Material Contracts").

                    (b) There have been delivered or made available to Buyer true, complete and correct copies of all Company Material Contracts. All Company Material Contracts are valid and binding upon the Company or one of its Subsidiaries, in accordance with their terms. There exists no event of default by the Company or its Subsidiaries under any such Company Material Contracts or, to the Company's knowledge, by any third party thereto, nor any event which with notice or lapse of time or both would constitute a material event of default by the Company or any of its Subsidiaries thereunder.

                    Section 2.9 No Conflict. The execution, delivery and performance of this Agreement by the Company and the Sellers do not, and the consummation by the Company, the Sellers, the Retirees and the employees of the Company of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, the Current Company Certificate and By-laws (provided that the Amended Company Certificate and By-laws become effective as contemplated by Section 2.1(b)) or the Amended Company Certificate and By-laws (when in effect as contemplated by Section 2.1(b)), or the certificate and by-laws (or comparable governing instruments) of any of the Company's Significant Subsidiaries, (b) except as set forth in Section 2.9(b) of the Company Disclosure Schedule, a breach or violation of or default under, or the acceleration of any obligation or the creation of any Encumbrance on the assets of the Company or any of its Subsidiaries pursuant to, any Contracts binding upon the Company or any of its Subsidiaries (in each case with or without notice, lapse of time or both) or any Law or Governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (c) any change in the rights or obligations of any party under any of the Contracts specified in clause (b) above, except, in the case of clauses (b) and (c) above, for any breaches, violations, defaults, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Sellers to consummate the transactions contemplated by this Agreement and subject, in the case of clause (b) above, to the matters referred to in Section 2.10 and set forth in Section 2.9 of the Company Disclosure Schedule.

                    Section 2.10 Governmental Filings; No Violations. Other than filings and/or notices (a) under the HSR Act,
          (b) pursuant to the state insurance brokerage laws of New York, California and Texas and similar laws in other states of the United States, (c) with the New Jersey Secretary of State as contemplated by Section 6.7, (d) pursuant to the Exchange Act and Investment Advisors Act with respect to broker-dealer and investment advisory registrations maintained by Johnson & Higgins Securities, Inc., (e) notification to Lloyds, the Insurance Brokers Registration Council and the U.K. P.I.A. of a change in ownership of the Company, and (f) pursuant to other applicable foreign laws, no notices, reports or other filings are required to be made by the Company and its Subsidiaries, the Sellers or Retirees or employees of the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company and its Subsidiaries or the Sellers from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the Sellers and the consummation by the Company, the Sellers, the Retirees and the employees of the Company of the transactions contemplated hereby, except those that the failure to make or obtain is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement.

                    Section 2.11 Litigation and Liabilities. Except as disclosed in the Company Financial Information or set forth in Section 2.11 of the Company Disclosure Schedule, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Company has knowledge that could result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries, except, in the case of clauses (a) and (b), for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Sellers to consummate the transactions contemplated by this Agreement. In addition, the actions enumerated on
          Section 2.11 of the Company Disclosure Schedule (excluding the EEOC Action identified by an asterisk), net of any insurance recoveries, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree or arbitration award of any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Sellers to consummate the transactions contemplated by this Agreement.

                    Section 2.12 Compliance with Law; Permits. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Seller to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Seller to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as currently conducted except those the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company and the Seller to consummate the transactions contemplated by this Agreement.

                    Section 2.13 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including the New Jersey Stockholders Protection Act or Section 203 of the Delaware General Corporation Law) in effect on the date hereof (each a "Takeover Statute") is or at the Closing Time will be, and when the Amended Company Certificate and By-laws are in effect as contemplated by Section 2.1(b), no applicable anti-takeover provision in the Company's certificate of incorporation and by-laws at the Closing Time will be, applicable to the Company, the Shares or the transactions contemplated by this Agreement.

                    Section 2.14  Tax Matters.

                    (a) Except as set forth in Section 2.14 of the Company Disclosure Schedule, as reflected in the Company Financial Information or, with respect to clauses (a), (b),
          (c), (e), (i), (n) and (p), which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries
          (i) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (b) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; (c) there are no Encumbrances for Taxes upon the assets or properties of any of the Company or its Subsidiaries except for statutory liens for Taxes not yet due; (d) the Tax Returns of the Company and its Subsidiaries for the taxable periods ended before December 31, 1992 have been examined by the appropriate Governmental Entity (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) and, without regard to whether or not reasonably likely to have a Company Material Adverse Effect, a list of all audits, examinations or investigations commenced or completed with respect to the Company or its Subsidiaries commenced with respect to Taxable periods ending after January 1, 1992 is set forth on Section 2.14 of the Company Disclosure Schedule; (e) none of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of the Company or any of its Subsidiaries has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement; (f) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (g) none of the Company or any of its Subsidiaries is a party to any agreement, plan, contract or arrangement (whether oral or in writing) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code;
          (h) no amounts paid by the Company or any of its Subsidiaries to any ERISA Plan would fail to be deductible under Sections 404 or 404A of the Code; (i) all Tax deficiencies which have been claimed, proposed or asserted against any of the Company or its Subsidiaries have been fully paid or finally settled, and no issue has been raised in any examination by any Tax authority, which, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined; (j) none of the Company or any of its Subsidiaries has or will acquire on or before the Closing any "investment in United States property" within the meaning of Section 956 of the Code; (k) none of the Company or any its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19;
          (l) none of the Company or any of its Subsidiaries has derived in any prior taxable years or derives in the current taxable year any amounts includible in income under Section 951(a)(1)(A) of the Code; (m) the Company, as the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code) consisting solely of the Company and its Subsidiaries, has filed since December 31, 1987 or earlier a consolidated return for United States federal income tax purposes on behalf of itself and all of its Subsidiaries that are "includible corporations" (within the meaning of Section 1504(b) of the Code) and none of the Company or its Subsidiaries has been a member of an affiliated group (or similar state or local filing group) other than the group in which the Company is the Common Parent; (n) the Company and each of its Subsidiaries have receipts or other appropriate documentation for all foreign taxes, charges, fees, levies or other assessments paid or accrued from January 1, 1992; (o) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; and (p) with respect to each Subsidiary of the Company that is a partnership for United States federal income tax purposes (i) each such partnership has complied with all applicable requirements of the Code, including but not limited to the registration and investor list requirements applicable to tax shelters; (ii) all partnership allocations currently have and have had substantial economic effect for United States federal income tax purposes and otherwise satisfy or have satisfied the requirements under the Code; and (iii) the capital account for no partner has a deficit. There are not unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that would have a Company Material Adverse Effect. Other than any Tax Returns which have not yet been required to be filed, the Company has made available to Buyer true and correct copies of the United States federal income Tax Return and any state, local or foreign Tax Return for any jurisdiction that represents five percent or more of the aggregate Taxable income of the Company and its Subsidiaries as filed by the Company and any of its Subsidiaries for each of the taxable years ended December 31, 1995, 1994, 1993, and 1992.

                    (b)  Section 2.14 of the Company Disclosure
          Schedule sets forth (i) all material elections with respect to Taxes of each of the Company and its Subsidiaries and
          (ii) all foreign, state and local jurisdictions in which each of Company and its Subsidiaries is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable year ended December 31, 1996.

                    (c) The Company has previously delivered or made available to Buyer complete and accurate copies of each of
          (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by a governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to any of the Company or its Subsidiaries and (ii) any closing agreements entered into by any of the Company or its Subsidiaries with any Tax authority in each case existing on the date hereof. The Company will deliver to Buyer all materials with respect to the foregoing for all matters arising after the date hereof. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 1996 in excess of the amounts that are accrued with respect thereto and are reflected in the Company Financial Information, except where the failure to be so accrued would not be reasonably likely to have a Company Material Adverse Effect, and from the date of the Company Financial Information, none of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

                    (d) As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign taxes, including without limitation, income, windfall, profits, gains, franchise, gross receipts, transfer, license, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                    (e) The Company represents that Annex A sets forth (i) the name of each individual holding shares of Company Common Stock the restrictions (other than those referred to in Section 2.4(c)) with respect to which will be removed prior to Closing upon the execution of the Agreement by persons owning more than seventy-five percent of the voting power of the Company Common Stock and (ii) the amount of all payments to be received by each such individual (in cash or otherwise) upon a change in the ownership or control of the Company.

                    Section 2.15 Labor Matters. Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has previously made available to Buyer correct and complete copies of all labor and collective bargaining agreements to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

                    Section 2.16  Employee Matters.

                    (a) The term "Company Compensation and Benefit Plans" shall include each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, phantom stock, employment, termination, severance, change of control, compensation, incentive, medical, health, death benefit, dependent care, disability, cafeteria, scholarship or other plan, agreement, policy, arrangement or commitment that covers employees, directors, former employees or former directors (or any dependents or beneficiaries of any of them) of the Company and its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability. A complete and correct copy of each Company Compensation and Benefit Plan covering current U.S. employees of the Company and its Subsidiaries and any trust, agreement or insurance contract forming a part of such Company Compensation and Benefit Plans has been made available to Buyer prior to the date hereof. Such Company Compensation and Benefit Plans are listed in Section 2.16(a) of the Company Disclosure Schedule and any "change of control" or similar provisions therein are specifically identified in Section 2.16(a) of the Company Disclosure Schedule. Neither the Company nor its Subsidiaries has any formal commitment, nor has it communicated to any employee its intention, to modify or change any Compensation and Benefit Plan (other than as required by law) or to establish any new plan. With respect to each such Company Compensation and Benefit Plan, the Company has delivered or otherwise made available to Buyer complete and correct copies of each of the following documents, if applicable: (a) the annual report for the last six years; (b) the actuarial report carried out on the FAS 87 basis for the last three years; (c) the most recent summary plan description, together with each summary of material modifications; (d) the most recent determination letter received from the IRS or, for plans outside the U.S., from the appropriate governmental agency; (e) forms filed with the PBGC for the last six years; (f) Form 5310 or Form 5330 filed with the IRS in the last six years; (g) the most recent nondiscrimination tests performed under ERISA and the Code (including for purposes of compliance with Code Sections 401(a)(4), 401(k), 401(m) and 410(b)); (h) all
          minutes of meetings in the past six years of any committee or trustee body established to administer such Plan; (i) all correspondence within the last three years with the PBGC, IRS, United States Department of Labor or other governmental agency.

                    (b) Each Company Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all notices, filings and disclosures required under ERISA or the Code or other applicable law have been timely made. Each Company Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is subject to Section 201, 301 or 401 of ERISA has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor any Subsidiary nor any fiduciary or administrator of any Company Compensation and Benefit Plan has engaged in a transaction with respect to any Company Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax, penalty or liability.

                    (c) As of the date hereof, no liability under Title IV of ERISA has been or is expected to be incurred by the Company, or any Subsidiary or any ERISA Affiliate (as defined below) with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
          Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or with respect to any plan of any entity (an "ERISA Affiliate") which is, as of the date hereof, or was considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or
          Section 414 of the Code (an "ERISA Affiliate Plan").
          Neither the Company nor any Subsidiary has or will have any material liability (contingent or otherwise, including, without limitation, any obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses or costs) of any nature whatsoever arising out of or relating to any ERISA Affiliate Plan. Neither the Company nor its Subsidiaries nor any ERISA Affiliate has contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of
          Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                    (d) All contributions required to be made under the terms of any Company Compensation and Benefit Plan for all periods through the date hereof have been timely made and have been reflected in the Company Financial Information in accordance with GAAP. Neither any Company Pension Plan nor ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
          Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code. No Company Pension Plan or ERISA Affiliate Plan has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code. No notice has been required under
          Section 4011 of ERISA with respect to any Company Pension Plan or any ERISA Affiliate Plan.

                    (e) Under each Company Pension Plan which is a single-employer plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year. Except as set forth in the financial statements for the Company Compensation and Benefit Plans, and except as set forth in Section 2.16(e) of the Company Disclosure Schedule, the assets of each Company Compensation and Benefit Plan consist solely of cash and readily marketable securities traded on a recognized exchange.

                    (f) Neither the Company nor its Subsidiaries have any obligations for retiree health, life or other welfare benefits under any Company Compensation and Benefit Plan, covering current or former U.S. employees of the Company and its Subsidiaries except as set forth in Section 2.16(a) of the Company Disclosure Schedule. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any material liability thereunder.

                    (g) Except as set forth in Section 2.16(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company or its Subsidiaries to severance pay or any other payment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans covering current or former U.S. employees of the Company and its Subsidiaries.

                    (h) All Company Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. Except as set forth in Section 2.16(h) of the Company Disclosure Schedule, with respect to such Plans taken as a whole, the Company and its Subsidiaries have no material unfunded liabilities. The present value of annual benefits under the Company's U.K. pension plans will not exceed the value of their assets as at April 1, 1997, based on the assumptions to be used for the purposes of the minimum funding requirement pursuant to
          Section 56 of the Pensions Act 1995. The projected benefit obligation determined on the FAS 87 basis for the Company's pension plans do not exceed plan assets measured on that same FAS 87 basis.

                    (i)  No amounts payable under the Company
          Compensation and Benefit Plans or any other agreement or arrangement to which the Company, any Subsidiary or any ERISA Affiliate is a party will, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                    (j) Neither the Company nor any of its officers or employees, nor any fiduciary of any Company Compensation and Benefit Plan has made or will make any material written or oral representation to any employee or any participant in any such Plan prior to the Closing concerning the transactions contemplated hereby that are inconsistent with the provisions of this Agreement.

                    Section 2.17 Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries: (i) is in compliance with applicable Environmental Laws; (ii) has not received any written notices from any Governmental Entity alleging the violation of any applicable Environmental Law;
          (iii) is not the subject of any order, injunction or decree of any Governmental Entity arising under any Environmental Law; and (iv) has not generated, stored, used, emitted, discharged or disposed of any Hazardous Substance except as permitted under applicable Environmental Laws.

                    "Environmental Law" means any law, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance.

                    "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

                    Section 2.18  Intellectual Property.

                    (a) The Company and/or each of its Subsidiaries owns, or is licensed or other-wise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights (and applications therefor), technology, know-how, computer software programs, applications and tangible and intangible proprietary information and materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held and used in the business currently conducted by the Company and/or its Subsidiaries are valid and subsisting. The foregoing not withstanding, the Company has full and exclusive rights to the name "Johnson & Higgins" in every jurisdiction in which the Company or one of its Subsidiaries has an office.

                    (b) Except as disclosed in Section 2.18 of the Company Disclosure Schedule or as is not reasonably likely to have a Company Material Adverse Effect:

                    (i)  the Company is not, nor will it be as a
                    result of the execution, delivery or performance of this Agreement by it or the Seller, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks or copyrights ("Third-Party Intellectual Property Rights");

                    (ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or
                    (III) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person;

                    (iii) the Company does not know of any valid grounds for any bona fide claims (I) to the effect that the use, sale or licensing of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

                    (iv) to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                    Section 2.19 Insurance. Section 2.19 of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries and, except as are not reasonably likely to have a Company Material Adverse Effect, (i) such insurance policies are in full force and effect, (ii) the Company or its Subsidiary, as the case may be, is not in default thereunder, (iii) all claims thereunder have been filed in due and timely fashion and (iv) all such policies will remain in full force and effect after the Closing Time, unaffected by the transaction contemplated hereby.

                    Section 2.20 Brokers and Finders. None of the Company, its officers, directors and employees and the Sellers has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley as its financial advisor, the arrangements with which have been disclosed to Buyer prior to the date hereof.

                    Section 2.21 Company Employees. To the best knowledge of the Company, as of the date of this Agreement, no employee or group of employees of the Company or any of its Subsidiaries who is or are responsible for a material business operation of the Company and its Subsidiaries, has or have delivered any notice of termination or indicated that he or she is or they are considering such an action.

                    Section 2.22  Information in Registration
          Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries prior to the Closing expressly for the purpose of inclusion or incorporation by reference in any registration statements to be filed with the SEC by Buyer in respect of registration of Buyer Common Stock to be issued in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement or the Other Transaction Documents (the "Registration Statements") will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any information provided, or related to periods commencing on or after the Closing.

                    Section 2.23 Financial Condition. On the Closing Date, the Company will have not less than $75 million of Working Capital ("Working Capital" shall mean the total current assets of the Company and its Subsidiaries less the total current liabilities of the Company and its Subsidiaries (exclusive of net Excess Reserves, which shall equal the Excess Reserves net of any Tax related adjustment)).

                    Section 2.24  Non-Signing Stockholders and
          Retirees.

                         (a)  No Retiree who does not execute and
          deliver a Retiree Agreement will be entitled to receive, by reason of the several sales of Shares by the Sellers to Buyer at the Closing, any consideration for his or her Ten Year Contract in an amount greater than the consideration such Retiree would have been entitled to receive under the Retiree Agreement contemplated for him or her in
          Section 6.5(d).

                         (b) No stockholder or retiree of the Company shall have any right to any payments under Section 6.17 other than as specified by the Sellers' Designee or the Sellers' Committee, as the case may be.

                    Section 2.25  No Other Representations or
          Warranties. Except for the representations and warranties contained in this Article II, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                    Each Seller, solely as to himself or herself, represents and warrants to Buyer as follows:

                    Section 3.1 Execution, Delivery, Validity and Enforceability of Agreements.

                    (a) This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to general equity principles.

                    (b) Each of the Other Transaction Agreements to which such Seller will become a party at the Closing pursuant to this Agreement, when executed and delivered by or on behalf of such Seller, will have been duly executed and delivered by such Seller and will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to general equity principles.

                    Section 3.2 Ownership of Shares. Immediately prior to Closing such Seller will have good and valid title to Shares to be sold by such Seller hereunder, free and clear of all Encumbrances, and upon delivery of such Shares by such Seller and payment therefor by Buyer at the Closing pursuant hereto, good and valid title to such Seller's Shares, free and clear of all Encumbrances (other than those that do not arise by action of or with respect to such Seller) will pass to Buyer. Upon payment of the Purchase Price for such Seller's Shares, all such Seller's rights with respect to any equity interest in the Company and any claim against the Company shall be extinguished (other than in Seller's capacity as an employee of the Company for accrued employee benefits).

                    Section 3.3  Acquisition for Investment, etc.

                    (a)  Such Seller is an "accredited investor"
          within the meaning of Rule 501 promulgated under the Securities Act and such Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in Buyer Common Stock.

                    (b) Such Seller is acquiring the Buyer Common Stock not with a view toward or for resale in connection with any distribution thereof, or with any intention of distributing or selling Buyer Common Stock in violation of the Securities Act, and Seller will not sell or offer to sell or otherwise transfer Buyer Common Stock in violation of the Securities Act.

                    (c) Such Seller acknowledges that representatives of the Sellers have been, on behalf of all Sellers, provided an opportunity to examine all documents and ask questions of, and has received answers thereto from, Buyer and its representatives regarding the business, management, and financial affairs of Buyer and its subsidiaries, and such representatives have obtained all traditional information requested by them of Buyer and its Subsidiaries and their respective representatives to verify the accuracy of all information furnished to them regarding the acquisition of Buyer Common Stock.

                    (d) Such Seller understands that (i) the Buyer Common Stock has not been registered under the Securities Act, by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the Buyer Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the certificates representing shares of Buyer Common Stock shall bear a legend to such effect (as set forth in Section 7 of the Registration Rights Agreement), and (iv) Buyer will make a notation on its transfer books to such effect.

                    (e) Such Seller will provide any information reasonably requested by Buyer to enable Buyer to file a Form D with the SEC under Securities Act.

                    Section 3.4 No Conflict. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated for him or her hereby will not, constitute or result in (a) a breach or violation of or default under, or the acceleration of any obligation or the creation of any Encumbrance on the assets of such Seller pursuant to, any Contracts binding upon such Seller (in each case with or without notice, lapse of time or both) or any Law or Governmental or non-governmental permit or license to which such Seller is subject or (b) any change in the rights or obligations of any party under any of the Contracts specified in clause (a) above, other than in each instance under clause (a) or (b) that, individually or in the aggregate, would not materially burden or impair the ability of such to consummate such transactions.

                    Section 3.5  Approval of Change in Control
          Payments. (a) Each Seller has consented and cast his or her separate vote (within the meaning of Code Section 280G(b)(5)(B)(i) and the proposed Treasury Regulations issued thereunder) approving the right of any person who is a disqualified individual (within the meaning of Code
          Section 280G(c) and the proposed Treasury Regulations issued thereunder) to receive and/or retain the payments made in connection with and as a result of the transactions contemplated by this Agreement, the Employee Award Agreements and the Retiree Agreements.

                    (b) For purposes of the vote described in Section 3.5(a), each Seller has been provided with adequate disclosure of all material facts (within the meaning of Code
          Section 280G(b)(5)(B)(ii) and the proposed Treasury Regulations issued thereunder) concerning the payments made (or to be made) to disqualified individuals in connection with and as a result of the transactions contemplated by this Agreement, the Employee Award Agreements and the Retiree Agreements.

                    (c) Each Seller has reviewed and is familiar with the information set forth in Annex A and the transactions resulting in the receipt, whether actually or constructively, by the persons named in Annex A of the amounts set forth therein.

                    Section 3.6  No Other Representations or
          Warranties. Except for the representations and warranties of such Seller contained in this Article III, neither such Seller nor any other Person on behalf of such Seller makes any other express or implied representation or warranty.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                    Except as set forth in the corresponding sections or subsections of the schedule delivered to the Company by Buyer upon the execution and delivery of this Agreement (the "Buyer Disclosure Schedule") or as disclosed in a Buyer Report filed prior to the date hereof, Buyer represents and warrants to the Company and each of the Sellers as follows:

                    Section 4.1  Organization, Authority and
          Qualification; Certificate and By-laws.

                    (a) Buyer has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with full power and authority to own or lease its assets and to carry on its business as currently conducted. Buyer is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the ownership and operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, when taken together with all other such failures, is not reasonably likely to have a Buyer Material Adverse Effect. A complete and correct copy of Buyer's certificate of incorporation and by-laws, each as in effect on the date of this Agreement are filed as exhibits to the Buyer Reports. Buyer's certificate of incorporation and by-laws are, on the date hereof, and will continue to be at the Closing Time, in full force and effect.

                    Section 4.2  Approval, Validity and Fairness.

                    (a) Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under each of this Agreement and the Other Transaction Agreements and to consummate the transactions contemplated for it hereby and thereby, and no vote of the holders of the capital stock of Buyer is necessary under any Law (subject to the provisions of Section 6.3(f)), or Buyer's certificate of incorporation and by-laws in connection with such execution, delivery, performance and consummation. Each of this Agreement and the Other Transaction Agreements is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

                    (b) The board of directors of Buyer has approved each of this Agreement and the Other Transaction Agreements and the transactions contemplated for Buyer hereby and thereby.

                    (c)  Buyer has taken all necessary corporate
          action to permit it to issue the Buyer Common Stock required to be issued as part of the Total Purchase Price for the Total Shares and pursuant to the Other Transaction Agreements. All such Buyer Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Buyer will have any preemptive right of subscription or purchase in respect thereof.

                    Section 4.3  Subsidiaries of Buyer.  Each
          Significant Subsidiary of Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own or lease its assets and to carry on-its business as it is currently being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, when taken together with all other such failures, is not reasonably likely to have a Buyer Material Adverse Effect.

                    Section 4.4  Capitalization of Buyer.

                    (a)  The authorized capital stock of Buyer
          consists of 200,000,000 shares of Buyer Common Stock, of which 72,318,960 shares were outstanding as of the close of business on December 31, 1996, and 6,000,000 shares of Preferred Stock, par value $1.00 per share (the "Buyer Preferred Stock"), of which no shares were outstanding as of the close of business on December 31, 1996 or on the date hereof. All of the outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Buyer has no shares of capital stock reserved for issuance, except: that, as of December 31, 1996, there were (i) 8,200,000 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's 1992 Incentive and Stock Award Plan, 752,493 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's 1988 Incentive and Stock Award Plan, 4,000,000 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's 1994 Employee Stock Purchase Plan, 431,500 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's 1990 Employee Stock Purchase Plan, 500,000 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's Stock Purchase Plan for International Employees, 250,000 shares of Buyer Common Stock reserved for issuance pursuant to Buyer's Directors Stock Compensation Plan and up to 6,000,000 shares of Buyer Common Stock to be reserved for issuance either pursuant to the 1997 Incentive and Stock Award Plan or other employee awards (such plans being referred to herein, collectively, as the "Buyer Stock Plans"), and 1,500,000 shares reserved as Deferred Stock Units ("Deferred Stock Units") and (ii) 2,000,000 shares of Buyer Preferred Stock reserved for issuance pursuant to Buyer's Shareholder Rights Plan, dated as of August 26, 1987, and amended as of September 18, 1990 and January 1, 1991 between Buyer and Harris Trust Company of New York (as successor Rights Agent) (the "Buyer Rights Agreement").

                    (b) Except as set forth in paragraph (a) above, as permitted pursuant to Section 6.1 and in Section 4.6 of the Buyer Disclosure Schedule, as of December 31, 1996 there were no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, agreements, arrangements or commitments under which Buyer became obligated to issue or sell, or giving any Person a right to subscribe or acquire, any shares of the capital stock, or securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock of Buyer.

                    Section 4.5 Buyer Reports; Financial Statements. Buyer has delivered or otherwise made available to the Company each registration statement, report, proxy statement and information statement prepared by it since December 31, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (each such registration statement report, proxy statement or information statement, a "Buyer Report"). As of their respective dates, the Buyer Reports did not, and any Buyer Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Set forth on Section 4.5 of the Buyer Disclosure Schedule is a copy of audited consolidated financial statements of Buyer for the year ended December 31, 1996, which for purposes of this Agreement shall be treated as a "Buyer Report."

                    Section 4.6 Absence of Certain Changes or Events. Except as may be reflected in the Buyer Reports filed prior to the date hereof or Section 4.6 of the Buyer Disclosure Schedule, and except as may be contemplated by this Agreement and the Other Transaction Agreements, since the Buyer Audit Date (a) Buyer and its Subsidiaries taken as a whole have conducted their businesses only in, and prior to the date hereof have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and (b) there has not been (i) any change in the properties, financial condition or results of operations of Buyer and its Subsidiaries taken as a whole or any development or combination of developments of which Buyer has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect;
          (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Buyer or any of its Subsidiaries whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Buyer other than regular quarterly dividends (including any increases made in the ordinary course) and dividends payable in Buyer Common Stock; or (iv) any material change by Buyer in accounting principles, practices or methods except as may be required by GAAP.

                    Section 4.7 No Conflict. The execution, delivery and performance of each of this Agreement and the Other Transaction Agreements by Buyer do not, and the consummation by Buyer of the transactions contemplated for it hereby and thereby will not, constitute or result in (a) a breach or violation of, or a default under, Buyer's certificate of incorporation and by-laws, or the certificate and by-laws (or comparable governing instruments) of any of Buyer's Significant Subsidiaries, (b) a breach or violation of or default under, or the acceleration of any obligation or the creation of any Encumbrance on the assets of Buyer or any of its Subsidiaries pursuant to, any Contracts binding upon Buyer or any of its Subsidiaries (in each case, with or without notice, lapse of time or both) or any Law or governmental or nongovernmental permit or license to which Buyer or any of its Subsidiaries is subject or (c) any change in the rights or obligations of any party under any of the Contracts specified in clause (b) above, except, in the case of clause (b) or (c) above, for any breaches, violations, defaults, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements and subject, in the case of clause (b) above, to the matters referred to in Section 4.8.

                    Section 4.8 Governmental Filings; No Violations. Other than filings and/or notices (a) under the HSR Act, (b) pursuant to the Securities Act, the Exchange Act, state securities or "blue sky" laws and the rules of the New York Stock Exchange, Inc. ("NYSE"), in each case as provided in
          Section 6.12(b) and the Registration Rights Agreement, (c) notification to Lloyds, the Insurance Brokers Registration Council and the U.K. P.I.A. of a change of control, and (d) pursuant to other applicable foreign laws, no notices, reports or other filings are required to be made by Buyer and its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer and its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement and the Other Transaction Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, except those that the failure to make or obtain is not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements.

                    Section 4.9 Litigation and Liabilities. Except as disclosed in the Buyer Reports filed with the SEC prior to the date hereof, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or (b) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which Buyer has knowledge that could result in any claims against or obligations or liabilities of Buyer or any of its Subsidiaries, except, in the case of clauses (a) and (b), for those that are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements. Neither Buyer nor any of its Subsidiaries is subject to any judgment, order, decree or arbitration award of any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

                    Section 4.10  Compliance with Law; Permits.
          Except as disclosed in the Buyer Reports filed with the SEC prior to the date hereof, the businesses of each of Buyer and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements. Except as disclosed in the Buyer Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to Buyer or any of its Subsidiaries is pending or, to the knowledge of Buyer, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements. Buyer and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as currently conducted except those the absence of which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements.

                    Section 4.11 Takeover Statutes. No Takeover Statute is, or at the Closing Time or promptly upon the Resale Registration Time will be, and no applicable antitakeover provision in Buyer's certificate of incorporation and by-laws is, or at the Closing Time will be, applicable to Buyer, the Buyer Common Stock or the transactions contemplated by any of this Agreement and the Other Transaction Agreements.

                    Section 4.12  Tax Matters.  Except as set forth in
          Section 4.12 of the Buyer Disclosure Schedule, as disclosed in the Buyer Reports or as are not reasonably likely to have a Buyer Material Adverse Effect: (a) Buyer and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes that are required to be paid or that Buyer or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (b) there are not pending or, to the knowledge of Buyer threatened in writing, any audits, examinations, investigations or other proceedings in respect of United States federal income Taxes or United States federal income Tax matters; (c) there are no Encumbrances for Taxes upon the assets or properties of Buyer or any of its Subsidiaries except for statutory liens for Taxes not yet due; (d) the United States federal income Tax Returns of Buyer and its Subsidiaries for the taxable periods ending before December 31, 1991 have been examined by the appropriate governmental authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) and a list of all United States federal income audits, examinations or investigations commenced or completed with respect to Buyer or any of its Subsidiaries from January 1, 1992 is set forth on Section 4.12 of the Disclosure Schedule; (e) all Tax deficiencies which have been claimed, proposed or asserted against any of Buyer or its Subsidiaries have been fully paid or finally settled, and no issue has been raised in any examination by any United States federal income tax authority, which by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined; and (f) Buyer, as the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code) consisting solely of Buyer and its Subsidiaries, has filed since January 1, 1990 or earlier a consolidated return for United States federal income tax purposes on behalf of itself and all of its Subsidiaries that are "includible corporations" (within the meaning of Section 1504(b) of the Code). There are not, to the knowledge of Buyer, any unresolved questions or claims concerning Buyer's or any of its Subsidiaries' Tax liability that would have a Buyer Material Adverse Effect. Buyer has made available to the Company true and correct copies of the United States federal income tax returns filed by Buyer and its Subsidiaries for each of the Taxable years ended December 31, 1995, 1994, 1993 and 1992. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the Buyer Audit Date in excess of the amounts that are accrued with respect thereto and are reflected in the Buyer Reports filed prior to the date hereof, except where the failure to be so accrued would not be reasonably likely to have a Buyer Material Adverse Effect.

                    Section 4.13  Employee Matters.

                         (a)  A copy of each pension, retirement,
          profit-sharing, thrift, savings, employee stock ownership, medical, health plan, that covers current U.S. employees of Buyer's insurance and reinsurance brokerage businesses and any trust arrangement or insurance contract forming a part of plans has been made available to the Company prior to the date hereof. Such plans are listed in Section 4.13(a) of the Buyer Disclosure Schedule.

                    (b) Each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained or contributed to by Buyer and its Subsidiaries ("Buyer Pension Plan") and that is intended to be qualified under
          Section 401(a) of the Code has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Buyer, threatened material litigation relating to the employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Buyer and its Subsidiaries ("Buyer Compensation and Benefit Plans"). Neither Buyer nor any of its Subsidiaries has engaged in a transaction with respect to any Buyer Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Buyer or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
          Section 502 of ERISA.

                    (c) As of the date hereof, no material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Buyer. Buyer and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA.

                    (d)  Neither any Buyer Pension Plan nor any
          single-employer plan of an ERISA Affiliate of Buyer has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Buyer nor its Subsidiaries has provided, or is required to provide, security to any Buyer Pension Plan or to any single-employer plan of an ERISA Affiliate of Buyer pursuant to Section 401(a)(29) of the Code.

                    (e) Buyer and its Subsidiaries have no material unfunded liabilities with respect to any Buyer Pension Plan that covers current or former non-U.S. employees or former employees of Buyer and its Subsidiaries.

                    Section 4.14 Intellectual Property. Buyer and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights (and applications therefor), technology, know-how, computer software programs or applications, and tangible and intangible proprietary information and materials that are used in the business of Buyer and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect, and to the knowledge of Buyer, all patents, trademarks, trade names, service marks and copyrights held and used in the business currently conducted by Buyer and/or its Subsidiaries are valid and subsisting.

                    Section 4.15 Brokers and Finders. None of Buyer and its officers, directors and employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated in this Agreement, except that Buyer has employed J.P. Morgan as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

                    Section 4.16 Financial Capability. As of the Closing Date, Buyer will have sufficient funds to satisfy all of its cash obligations required to be satisfied as of the Closing Date under this Agreement and the Other Transaction Agreements and the transactions contemplated hereby and thereby.

                    Section 4.17  Securities Act.  Buyer is an
          accredited investor within the meaning of Rule 501(a) under the Securities Act. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be sold or otherwise transferred except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and pursuant to any applicable state and other securities laws.

                    Section 4.18 Rights Plan. None of the Sellers shall be deemed an Acquiring Person (as defined in the Buyer Rights Agreement), the Distribution Date (as defined in the Buyer Rights Agreement) shall not be deemed to occur and the Rights will not separate from the shares of Buyer Common Stock, as a result of entering into this Agreement and the Other Transaction Agreements or consummating the transactions contemplated hereby and thereby; assuming that Sellers do not beneficially own any other shares of Buyer Common Stock.

                    Section 4.19  No Other Representations or
          Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.


                                    ARTICLE V

                                   TAX MATTERS

                    Section 5.1  Sellers' Tax Indemnification of
          Buyer. Each Seller, severally and not jointly, shall indemnify Buyer, on a pro rata basis according to the relative amounts of the Purchase Prices received by such Sellers for their Shares, from, against and in respect of, except to the extent reflected as current liabilities in the Company Financial Information, any Taxes imposed with respect to the Company or any of its Subsidiaries for the taxable periods, or portions thereof, ended on or before the Closing including, with respect to taxable periods beginning before the Closing but ending thereafter, the portion of such taxable period ending on the Closing Date, any Taxes imposed upon Buyer or the Company due to the failure of the Company's representation and warranty set forth in Section 2.14(a)(o) or the failure of the representations and warranties under Section 3.5 of this Agreement to be true, complete and correct in all respects and any Taxes imposed with respect to "excess distributions" (as defined in Section 1291 of the Code) made in any period ending after the Closing by any Subsidiary of the Company or Other Entity to the extent that such excess distributions are attributed under Section 1291 to taxable periods ending on or before the Closing. Sellers shall be entitled to, and Buyer shall pay, or cause to be paid, to the Sellers' Committee any refund of Taxes of the Company or its Subsidiaries received for such periods as provided in Section 5.7.

                    Section 5.2 Proration of Taxes. To the extent permitted by law or administrative practice, the taxable years of the Company and its Subsidiaries shall be closed at the Closing Date. Whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending at, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

                    Section 5.3  Tax Returns.

                    (a)  Except to the extent otherwise provided
          herein, the Sellers' Committee shall prepare, in a manner consistent with past practice other than as required by law,
          (A) all Tax Returns with respect to the Company and its Subsidiaries for the taxable periods, or portions thereof, beginning before and ending on or prior to the Closing Date (including all Tax Returns with respect to U.S. Federal, state and local income taxes which are required or permitted by law or administrative practice to be filed with respect to a taxable period, or portion thereof, beginning before and ending on or prior to the Closing Date) and (B) all other Tax Returns for the Company and its Subsidiaries due to be filed on or before the Closing Date. The Company shall file or cause to be filed when due such Tax Returns described in this Section 5.3(a). Not less than sixty (60) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) (the "Due Date"), the Sellers' Committee shall deliver a copy of such Tax Returns to Buyer for its review and approval, which may not be unreasonably withheld. If Buyer objects to any items reflected on such returns (which objection shall be made no later than 10 days before the Due Date), the parties shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement, the dispute shall be referred to a "Big Six" accounting firm selected by the auditors of Buyer at such time and the Company as of the Closing Date (the "Tax Arbitrator") whose determination shall be binding upon the parties. The fees and expenses of the Tax Arbitrator shall be borne equally by the Sellers and Buyer. If the dispute has not been resolved or the Tax Arbitrator has not made its determination prior to the Due Date, the Tax Return shall be filed as originally proposed by the Sellers' Committee, reflecting any items previously objected to by Buyer and agreed to by the Sellers' Committee, and Buyer shall pay to the Sellers' Committee the amount requested by the Sellers' Committee (the "Sellers' Requested Amount"). When the amount due to the Sellers from Buyer in respect of such Tax Return is finally determined, a settlement payment (the "Sellers' Settlement Payment") shall be made from Buyer to the Sellers' Committee in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the Sellers' Requested Amount or from the Sellers' Committee to Buyer in an amount equal to the excess, if any, of (i) the Sellers' Requested Amount over (ii) the amount finally determined to be due.

                    (b) Buyer shall prepare all Tax Returns with respect to the Company and its Subsidiaries for taxable periods beginning on or ending after the Closing Date and due to be filed after the Closing Date. With respect to such Tax Returns for periods beginning before the Closing Date, Buyer shall deliver a copy of such Tax Returns not less than sixty (60) days prior to the Due Date with respect to such Tax Returns to the Sellers' Committee for its review and approval, which may not be unreasonably withheld. The Sellers' Committee is entitled to object to any items reflected on such Tax Return relating solely to Taxes for which the Sellers are liable pursuant to this Agreement. If the Sellers' Committee objects (which objection shall be made no later than 10 days before the Due Date), the parties shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement, the dispute shall be referred to the Tax Arbitrator, whose determination shall be binding on the parties. The fees and expenses of the Tax Arbitrator shall be borne equally by the Sellers and Buyer. If the dispute has not been resolved or the Tax Arbitrator has not made its determination prior to the Due Date, the Tax Return shall be filed as originally proposed by Buyer, reflecting any items previously objected to by the Sellers' Committee and agreed to by Buyer, the Sellers shall pay to Buyer the amount requested by Buyer (the "Buyer Requested Amount"). When the amount due to Buyer from the Sellers in respect of such Tax Return is finally determined, a settlement payment (the "Buyer Settlement Payment") shall be made from the Sellers to Buyer in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the Buyer Requested Amount or from Buyer to the Sellers' Committee in an amount equal to the excess, if any, of (i) the Buyer Requested Amount over (ii) the amount finally determined to be due. Buyer shall file or cause to be filed when due all such Tax Returns described in this
          Section 5.3(b).

                    (c) Information to be Provided by Buyer. With respect to Tax Returns to be filed by the Sellers' Committee pursuant to Section 5.3(a) hereof, Buyer shall within 210 days following the end of the taxable year beginning before and ended on or after the Closing Time prepare and provide to the Sellers' Committee a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income, tax credits, and other relevant measures of income and credits of the Company and its Subsidiaries. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to the Sellers' Committee within 210 days after the Closing Date.

                    (d) Notwithstanding anything to the contrary herein, Buyer, the Company and the Sellers' Committee shall determine jointly the manner in which the removal of restrictions on the transferability of the Sellers' Shares, as contemplated in Section 2.1(b) and Section 6.7 hereof, and any other changes in the capitalization of the Company prior to Closing are reported for United States federal, state, local and foreign income tax purposes, provided, that the removal of restrictions on the transferability of Sellers' Shares shall be treated as resulting in compensation income to the Sellers.

                    Section 5.4 Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be borne equally by Buyer and the Sellers. Notwithstanding Section 5.3, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other parties at least 10 days prior to the Due Date for such Tax Returns.

                    Section 5.5  Contest Provisions.

                    (a) Notice Requirement. Buyer shall promptly notify the Sellers' Committee in writing upon receipt by Buyer, any of its affiliates, or the Company or any of its Subsidiaries of notice of any pending or threatened audits, adjustments or assessments (a "Tax Audit") which may materially affect the liability for Taxes of the Company or any of its Subsidiaries for which the Sellers would be required to indemnify Buyer pursuant to Section 5.l(a). If Buyer fails to give such prompt notice to the Tax Committee, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects the right of the Sellers' Committee, as agent of Sellers, to participate in the Tax Audit.

                    (b) If such Tax Audit involves solely Taxes for which the Sellers are liable (taking into consideration any indemnification obligation pursuant to this Agreement), the Sellers' Committee shall at its expense control the complete defense and settlement of the interests of itself and each other party in such Tax Audit provided that the Sellers' Committee so notify Buyer in writing within twenty days of receiving notice from Buyer under Section 5.5(a). The Sellers' Committee shall keep Buyer informed about, and shall allow Buyer to participate in, at its sole expense, the defense of any such Tax Audit. The Sellers' Committee shall not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, "dispose") of any item subject to such Tax Audit without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. If Buyer disagrees with any proposed disposition of any such item, Buyer shall have the right, at its sole expense, to litigate such item, provided, however, that Buyer shall not settle such item subject to Tax Audit without obtaining the prior written consent of the Sellers' Committee, which consent shall not be unreasonably withheld or delayed; provided, further, that
          (x) the Sellers' indemnification obligation with respect to such Taxes subject to Tax Audit shall be no greater than such obligation would have been had such item been disposed of in the manner originally contemplated by the Sellers' Committee and (y) Buyer shall indemnify, defend and hold harmless the Sellers from and against any liability for Taxes with respect to the Company and its Subsidiaries that are imposed upon the Company or any of its Subsidiaries in excess of the liability for Taxes, if any, that otherwise would have resulted had such item been disposed on in the manner originally contemplated by the Sellers' Committee.

                    (c) If the Sellers' Committee does not provide Buyer with notice as required under this Section 5.5(b), Buyer shall control the defense of any Tax Audit involving solely Taxes for which the Sellers are liable (taking into account any indemnification obligation imposed pursuant to this Agreement) and shall be entitled to dispose of such item subject to Tax Audit without the written consent of the Sellers' Committee.

                    (d) If a Tax Audit involves Taxes for which both Sellers and Buyer may be liable, Buyer and the Sellers' Committee shall attempt in good faith to sever the Tax Audit and each shall control the Tax Audit involving Taxes for which it may be liable (taking into account any indemnification obligation imposed pursuant to this Agreement) and shall adhere to the requirements of this
          Section 5.5 regarding participation, disposition, litigation and other matters with respect to such Tax Audit and the items and Taxes that are the subject thereof. If the Tax Audit cannot be severed, Buyer shall at its expense control the complete defense and settlement of the interests of itself and each other party in such Tax Audit; provided, however, that (i) Buyer shall keep the Sellers' Committee informed about, and shall consult with the Sellers' Committee in good faith about, any items in such Tax Audit with respect to Taxes for which the Sellers are liable, although the Sellers' Committee shall not be entitled to participate in the proceedings; (ii) Buyer shall be entitled to dispose of any item subject to such Tax Audit with respect to Taxes for which the Sellers are liable without obtaining the prior consent of the Sellers' Committee; and,
          (iii) if the Sellers' Committee disagrees with any proposed disposition of any such item, the Sellers' Committee shall have the right, at its sole expense, to litigate such item, provided, however, that the Sellers' Committee shall not settle such item subject to Tax Audit without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

                    (e) Buyer, in its sole discretion and at its expense, shall control the complete defense and settlement of the interests of itself and each other party in any other Tax Audit.

                    Section 5.6 Post-Closing Actions Which May Affect the Sellers' Liability for Taxes.

                    (a) Buyer shall not take, and shall not permit the Company or any of its Subsidiaries to take, any action that is materially inconsistent with the manner in which Tax Returns have been filed by the Company with respect to taxable periods ending on or before the Closing if such action materially increases the Sellers' liability for Taxes for which the Sellers are required to indemnify Buyer or materially reduces any refund or overpayment due to Sellers with respect to Taxes for a period ending on or before the Closing Date, provided, that, notwithstanding the foregoing, this Section 5.6(a) shall not apply with respect to (i) any action taken by the surviving or resulting corporation if the Company merges with or into Buyer or an Affiliate of the Buyer or if Buyer or an Affiliate of the Buyer merges with or into the Company or (ii) any action required by law.

                    (b) Except to the extent required by law, neither Buyer nor any of its affiliates shall, without the prior written consent of the Sellers' Committee, which consent shall not be unreasonably withheld, amend any Tax Return filed by, or with respect to, the Company or any of its Subsidiaries for any taxable period, or portion thereof, beginning before the Closing Time.

                    Section 5.7  Certain Post-Closing Settlement
          Payments.

                    (a)  Buyer's Claiming, Receiving or Using of
          Refunds and Overpayments.  Other than as set forth in
          Section 6.17, if, after the Closing, Buyer or its affiliates
          (a) receive any refund, or (b) applies any overpayment of Taxes with respect to a taxable period ending on or before the Closing (except to the extent reflected in the Company Financial Information as a current asset) which, in either case (a) and (b), (i) relate to a Tax paid by the Company or any of its Subsidiaries or (ii) is the subject of indemnification by the Sellers hereunder, Buyer shall promptly pay, or cause to be paid, to the Sellers' Committee for the benefit of the Sellers an amount in aggregate equal to the refund or overpayment (including interest) received or applied by Buyer or its affiliates. Buyer agrees to notify the Sellers' Committee promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or application of any such overpayment. Buyer agrees to claim any such refund or to apply any such overpayment as soon as possible and to furnish to the Sellers' Committee all information, records and assistance necessary to verify the amount of the refund or overpayment.

                    (b) Subsequent Adjustment. In the event that any Tax refund, benefit or savings described in any clause of this Section 5.7 is subsequently reduced as a result of any adjustment required by any Tax authority, this Section 5.7
          shall be applied, taking into account such adjustment.   If
          the Sellers, on the one hand, or Buyer or its affiliates, on the other hand, have paid any amount to the other on the basis of the application of this Section 5.7 prior to such subsequent adjustment or such subsequent creation of tax attributes (each, a subsequent event) and the amount due pursuant to this Section 5.7 taking into account such subsequent event is determined to have changed as a result of such subsequent event, the parties agree to make any payment necessary to settle the difference between the amount previously paid and the amount subsequently determined to be due.

                    (c) Resolution of Calculation Disputes. In the event that the Sellers' Committee and Buyer cannot agree on any calculation required under Section 5.7, such calculation shall be made by the Tax Arbitrator, acting as an expert and not as an arbitrator, whose decision shall be final and binding and whose expenses shall be shared equally by the Sellers and Buyer.

                    Section 5.8  Assistance and Cooperation.  The
          Sellers and Buyer agree that, after the Closing Time:

                    (A)  each party shall assist (and cause its
               affiliates to assist) the other in preparing any Tax Returns which the other is responsible for preparing and filing;

                    (B)  the parties shall cooperate fully in
               preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

                    (C) the parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

                    (D) the parties shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

                    (E) the parties Shall furnish each other with copies of all relevant correspondence received from any Tax authority in connection with any audit or information request with respect to any Taxes referred to in subsection (D) above; and

                    (F) except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers other than attorneys' fees.

                    Section 5.9 Maintenance of Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall retain all books and records in existence on the Closing Date and after the Closing Date will provide the Sellers' Committee access to such books and records for inspection and copying by the Sellers' Committee and its representatives during normal business hours upon reasonable request and upon reasonable notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising the Sellers' Committee in writing detailing the contents of any such books and records and giving the Sellers' Committee at least 120 days to obtain possession thereof.

                    Section 5.10  Characterization of Tax
          Indemnification Payments. All amounts of Purchase Price paid by the Sellers to Buyer or by Buyer to the Sellers pursuant to this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes.

                    Section 5.11  Indemnity Payments.   All amounts
          payable or to be paid to the Sellers under this Article V shall be payable or paid to the Sellers' Committee for the benefit of the Sellers. All amounts payable or to be paid to Buyer or to the Sellers' Committee under this Article V ("Indemnity Payments") shall be paid in immediately available funds within five Business Days after the later of
          (i) receipt of a written request from the party entitled to such Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Indemnity Payment by the party entitled to receive the Indemnity Payment. All such Indemnity Payments shall be made to the accounts and in the manner specified in such written notice. All such Indemnity Payments shall be made without giving effect to any tax deduction or credit allowable to the party receiving the Indemnity Payment with respect to any payments made by the party receiving the Indemnity Payment and on account of which the Indemnity Payment is being made.

                    Section 5.12.  Carryforwards.  Other than as
          specifically provided in this Section 5.12 and in Section 6.17, notwithstanding anything to the contrary in this Agreement, Buyer shall be under no obligation to make any payment to the Sellers with respect to any credit or deduction attributable to any pre-Closing period which is available as a carryforward to a post-Closing period (including a post-Closing period beginning before and ending after the Closing Date) provided, however, that solely with regard to any federal net operating loss carryforwards attributable to pre-Closing periods, the Indemnity Payments otherwise required to be made by the Sellers to Buyer under this Article V shall be reduced in the aggregate by the amount of any reduction in the federal income Taxes of the Company and its Subsidiaries for a post-Closing period attributable to the utilization of such federal net operating loss carryforwards. The amount of any such reduction in the federal income Taxes of the Company and its Subsidiaries for any post-Closing period shall be determined by Buyer as if the Company and its Subsidiaries were a separate affiliated group filing a separate consolidated return for federal income tax purposes for the taxable year in which the net operating loss carryforward is utilized.
          In the event that the Sellers' Committee disagrees with any calculation required under this Section 5.12, such calculation shall be made by the Tax Arbitrator, acting as an expert and not as an arbitrator, whose decision shall be final and binding and whose expenses shall be shared equally by the Sellers and Buyer.


                                   ARTICLE VI

                        CERTAIN COVENANTS AND AGREEMENTS
                            OF THE COMPANY AND BUYER

                    Buyer covenants and agrees with each of the Company and the Sellers, the Company (and solely with respect to Sections 6.3(e) and 6.4(c), each of the Sellers, severally and not jointly as to such Seller) covenants and agrees with Buyer and the Company covenants and agrees with Sellers with respect to Section 6.17 as follows:

                    Section 6.1 Company Interim Operations. The Company and Buyer, solely with respect to Sections 6.1(b),
          (c), (g) and (j), each covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Closing (unless Buyer or the Company, as the case may be, shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement and the Other Transaction Agreements or set forth in Section 6.1 of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be):

                    (a)  the business of the Company and its
          Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

                    (b)  each of the Company and Buyer shall not
          (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; provided, however, for purpose of this clause (i), in the case of Buyer, Subsidiaries shall include only those Subsidiaries engaged in the insurance and reinsurance business;
          (ii) amend its certificate of incorporation or by-laws (other than as contemplated in Section 2.1(b) in the case of the Company); (iii) (A) in the case of the Company, split, combine or reclassify its outstanding shares of capital stock and (B) in the case of Buyer, reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock, rights or other securities or property in respect of any capital stock other than dividends by its direct or indirect wholly owned Subsidiaries to it or its other direct or indirect wholly owned subsidiaries and provided, that this Section 6.l shall not prohibit (A) in the case of the Company, (1) 1997 annual cash dividends declared by the Company prior to the date of this Agreement and paid by the Company to its stockholders in an aggregate amount not in excess of $4.5 million (it being understood and accepted that the Company may pay additional amounts under Ten-Year Contracts not in excess of $12.5 million in the aggregate) and (2) cash distributions to be made by the Company to such current and former stockholders of the Company, to the extent permitted under Section 6.17 and (B) in the case of Buyer, (1) regular quarterly cash dividends on Buyer Common Stock (subject to increases only in the ordinary course) and
          (2) dividends payable in shares of Buyer Common Stock; or
          (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than (A) in the case of the Company, repurchases of shares of Company Common Stock held by Persons other than Sellers for cash in an amount not in excess of $10 per share and (B) in the case of Buyer, pursuant to the Buyer Stock Plans or by Buyer in the ordinary course consistent with past practice;

                    (c)  neither the Company nor any of its
          Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries (to include only those Subsidiaries engaged in insurance and reinsurance brokerage business), on the other hand, shall (i) (A) in the case of the Company, issue, sell, pledge, dispose of or encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, directly or indirectly, any shares of its capital stock of any class, or (B) in the case of Buyer, other than for fair value or pursuant to Buyer Stock Plans, as Deferred Stock Units or to another wholly-owned Subsidiary of Buyer, issue, sell, pledge, dispose of or encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options warrants, calls, commitments or rights of any kind to acquire, directly or indirectly, any shares of its capital stock of any class, (ii) with respect to the Company only, other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) with respect to the Company only, make any commitments for, make or authorize any capital expenditures other than in the ordinary course of business consistent with past practice or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of $10 million in the aggregate; or (iv) with respect to the Company only, incur additional indebtedness for borrowed money in excess of $30 million;

                    (d)  neither the Company nor any of its
          Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation increases); neither the Company nor any of its Subsidiaries shall make any change in the membership of pension trustee bodies outside the U.S.;

                    (e)  neither the Company nor any of its
          Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of the Company Material Contracts or waive, release or assign any material rights or claims;

                    (f)  neither the Company nor any of its
          Subsidiaries shall make any Tax election or permit any insurance policy naming the Company as a beneficiary or loss payable payee to be cancelled or terminated except in the ordinary and usual course of business;

                    (g) neither it nor any of its Subsidiaries shall knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

                    (h)  neither the Company nor any of its
          Subsidiaries will change any of the accounting or tax principles, practices or methods (except as required by GAAP);

                    (i)  neither the Company nor any of its
          Subsidiaries will settle or compromise any Tax liability or agree to any adjustment of any Tax attribute; and

                    (j)  neither the Company nor any of its
          Subsidiaries (nor Buyer or its Subsidiaries engaged in the insurance or reinsurance brokerage business, with respect to subsections (b) and (c)(i)) will authorize or enter into an agreement to do any of the foregoing.

                    Section 6.2 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or capital stock of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly request each Person other than Buyer that has heretofore executed a confidentiality agreement in connection with its consideration of a business combination with the Company to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. Until the earlier of termination of this Agreement and the Closing, no Seller shall transfer any Shares to any Person other than the Company or another Seller.

                   Section 6.3  Filings; Other Actions; Notification.

                   (a) The Company and Buyer shall cooperate with each other and use (and shall cause their respective
          Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings and other documents, and obtaining as promptly as practicable all permits, consents, approvals and authorizations, necessary or advisable to be made to or with or obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance (or promptly in the case of filings or submissions made prior to the date hereof), and to the extent practicable each will consult the other on, all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Buyer shall act reasonably and as promptly as practicable.

                    (b)  The Company and Buyer each shall, upon
          request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any of Buyer and the Company and their respective Subsidiaries, or by or on behalf of any Seller, to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

                    (c) The Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Buyer or by the Company or any Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. The Company and Buyer each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Buyer Material Adverse Effect, respectively.

                    (d)  Without limiting the generality of the
          undertakings pursuant to this Section 6.3, the Company and Buyer agree to provide or cause to be provided promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

                    (e) Each of the Sellers identified in Annex A, severally and not jointly, covenants and agrees with the Company and Buyer to use his or her best efforts to prepare and file such notices and other documentation with, and to obtain such consent or approval from, any Governmental Entity as may be necessary to be filed or obtained by or on behalf of such Seller under the HSR Act in order to consummate the sale of such Seller's Shares to Buyer as contemplated herein, in each case as soon as practicable.

                    (f) In the event Buyer is required, under any rule of or listing agreement with the New York Stock Exchange, to obtain shareholder approval of the transactions contemplated by the Employee Award Agreements, and Buyer is unable to obtain such approval in a manner that does not materially burden or delay consummation of such transactions, Buyer may meet its payment obligations under such agreements by postponing the issuance but not the distribution of Buyer Common Stock for up to one year (or, if earlier, the receipt of shareholder approval) (without adversely affecting the right to receive dividends or dividend equivalents) and/or by paying cash to the extent necessary to comply with such shareholder approval requirement, or in any other manner that the Sellers' Committee may approve in writing. In no event, however, shall Buyer be entitled to delay or avoid the Closing or the performance of its obligations hereunder and the Employee Award Agreements, including delivery of awards thereunder (as modified by Buyer to implement the matters referred to in the preceding sentence), by reason of such shareholder approval requirement.

                    Section 6.4  Access and Information.

                    (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Buyer each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its related businesses, properties and personnel as may reasonably be requested, provided that the foregoing shall not require the Company or Buyer, to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Buyer, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Buyer, as the case may be, shall have attempted to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.4 shall be directed to an executive officer of the Company or Buyer, as the case may be, or such Person as may be designated by either of its officers, as the case may be.

                    (b) All information provided to or obtained by Buyer, its Subsidiaries and their respective Representatives pursuant to subsection (a) above shall be held by Buyer in accordance with and subject to the terms of the confidentiality agreement, dated December 20, 1996, between Buyer and the Company (the "Company Confidentiality Agreement").

                    (c) All information provided to or obtained by the Company, its Subsidiaries and their respective Representatives or to or by any Seller pursuant to subsection (a) above shall be held by the Company or such Seller, as the case may be, in accordance with and subject to the terms of the confidentiality agreement, dated February 24, 1997, between Buyer and the Company (the "Buyer Confidentiality Agreement").

                    Section 6.5  Employee and Retiree Matters.

                    (a)  Benefits.  Buyer agrees that during the
          period after the Closing and before the employees of the Company and its Subsidiaries are offered participation in the employee benefit and fringe benefit plans of Buyer, such employees shall continue to be provided with benefits under the terms of the current employee pension, welfare and fringe benefit plans of the Company and its Subsidiaries substantially as in effect on the date hereof (except for the Johnson & Higgins Supplementary Retirement Plan, which shall be frozen as of the Closing). Buyer shall provide such employee benefit and fringe benefit plans for the employees of the Company and its Subsidiaries as are provided from time to time to similarly situated employees of Buyer. For purposes of eligibility, vesting, and (if it would not cause an increase in benefits) benefit accruals, such plans shall take into account service by employees of the Company and its Subsidiaries as if such service were with the Buyer, but only to the extent that consideration of such service is consistent with applicable law, and does not result in any duplication of benefits; provided that with respect to the foregoing Buyer shall not be required to make any additional contributions to such plans to fund accrued benefits with respect to such prior service with Johnson & Higgins or its Subsidiaries. If employees of the Company and its Subsidiaries become eligible to participate in any of the medical, dental, health and disability plans or life insurance plans so developed and implemented for the employees of the Buyer (or any of its Subsidiaries) in the year in which the Closing occurs, (i) such medical, dental or health plans shall provide that any pre-existing conditions, waiting periods and actively at work requirements in such plans shall be waived with respect to such employees (to the extent presently waived under the Company's plans) and (ii) such medical, dental or health plans shall take into account to the extent practicable expenses incurred prior to the Closing by such employees under similar plans maintained by the Company and its Subsidiaries in the year in which the Closing occurs for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket expenses. After the Closing, Buyer shall cause the Company to honor all employee benefit obligations to current and former employees under all plans and (except to the extent that any material obligations thereunder have not been reflected as an expense in the Company Financial Information and the Closing Company Financial Information or not reflected in Section 2.16(g) of the Company Disclosure Schedule) all employment or severance agreements entered into by the Company and its Subsidiaries. Buyer, Sellers and the Company agree that no current or former director of the Company or any other Person shall have any rights with respect to the Company's directors' salary pool after the Closing and such salary pool shall be terminated as of the Closing.

                    (b)  Election to Buyer's Board of Directors;
          Organization of Insurance Brokerage Holding Company;
          Appointment of Directors and Officers.

                    (i) At the first regular meeting of the Board of Directors of Buyer following the later of the Closing or the 1997 Annual Meeting of Buyer's stockholders, Buyer shall take all steps which may be necessary in order to enable Messrs. Olsen, Nielsen and Barham and a Person to be designated by the Sellers' Committee (provided that such Person is not a present or former director, officer or employee of the Company or any of its Affiliates and is reasonably acceptable to Buyer's board of directors) promptly to be appointed to Buyer's board of directors in accordance with Buyer's organizational documents.

                    (ii) At the time of his election as a director Mr. Olsen will retire as an employee of Buyer but will continue to serve as Vice-Chairman of Buyer until December 31, 1997. Thereafter, he shall continue to be eligible for nomination as an independent director of Buyer in accordance with Buyer's organizational documents.

                    (iii) At or prior to the Closing, Buyer shall organize a new corporation that is wholly owned by Buyer and is named "J&H Marsh & McLennan, Inc." (the "Insurance Brokerage Holding Company"). As soon as reasonably practicable after the Closing, Buyer shall cause the board of directors and executive officers of the Insurance Brokerage Holding Company to consist of Persons whose identity and positions shall be determined prior to the Closing Time by Buyer and the Company in consultation and cooperation with one another. Such directors and executive officers shall be employees of the Company or Buyer at the Closing Time, and their appointment shall be subject (to the extent deemed appropriate by Buyer) to the approval of Buyer's board of Directors after the Closing Date (which approval Buyer shall use its best efforts to obtain). Such directors and executive officers and their positions shall be set forth on Annex B hereto prior to the Closing Date and such Annex will be initialled by Buyer, the Company and Sellers' Designee. Thereafter, it is Buyer's intention that each such Person shall have the customary duties, responsibilities, authority and benefits associated with each position specified for him or her in Annex B (including rights to indemnification and insurance for directors' and officers' liability comparable to those provided directors and officers of Buyer).

                    (iv) Following the Closing, Buyer shall cause all the insurance and reinsurance brokerage businesses conducted by Buyer and the Company and their respective Subsidiaries worldwide to be operated by and the management responsibility of the Insurance Brokerage Holding Company (the "Consolidation"), notwithstanding the legal ownership of such entities. The Company, Marsh & McLennan, Incorporated, a Delaware corporation ("MMI"), and Seabury & Smith, Inc., a Delaware corporation, will be wholly-owned subsidiaries of the Insurance Brokerage Holding Company.
          Guy Carpenter & Company, Inc., a Delaware corporation ("Carpenter"), is a subsidiary of MMI and will be under the supervision and control of the Insurance Brokerage Holding Company. Marsh & McLennan Risk Capital Holdings, Inc., a subsidiary of Carpenter, and its subsidiary Marsh & McLennan Risk Capital Corp., will not be under the supervision and control of the Insurance Brokerage Holding Company. The Insurance Brokerage Holding Company shall have primary responsibility for planning and implementing the Consolidation.

                    (c)  Employee Award Agreements.

                    (i) As provided in this Section 6.5(c), each of the Persons to be named in Annex C at the Closing Time will be entitled to receive for value provided to the Company an employee award agreement substantially in the form set forth as Exhibit A (with such modifications as may be approved by Buyer and Sellers' Designee or Sellers' Committee, as the case may be). Annex C will specify next to each such Person's name the amounts of cash and Buyer Common Stock to be set forth in such Person's employee award agreement (all such employee award agreements required hereunder to be executed and delivered by Buyer are herein called the "Employee Award Agreements"). Each Employee Award Agreement will become effective only when executed and delivered to the Person entitled thereto by the Company and countersigned and returned by such Person to the Company before the expiration of the applicable Employee Acceptance Period, but not earlier than the Employee Registration Time. In the event that any employee entitled to receive an Employee Award Agreement is deceased before such agreement becomes effective, his or her estate shall be entitled to be substituted for such employee as a party to such agreement, which shall be modified as contemplated in the applicable form thereof attached as Exhibit A, and references in this
          Section 6.5(c) to such employee shall be deemed to mean his or her estate as necessary.

                    (ii) Beginning promptly after the date of this Agreement, the Company and Buyer will consult together in good faith regarding the employees of the Company and its Subsidiaries who are to be named in Annex C and the amount of cash and Buyer Common Stock (if any), and the form of Employee Award Agreement, to be specified for each such employee as contemplated by Annex C. Only Persons who are employees of the Company and its Subsidiaries will be eligible to be named in Annex C, unless the Company and the Buyer otherwise agree. The number of such employees to be named in Annex C shall be approximately 600 (in addition to certain managing principals and principals) and the aggregate amount of cash, together with the aggregate dollar amount of Buyer Common Stock, to be specified for all employees named in Annex C (including listed managing principals and principals) shall be approximately $500 million, of which approximately one-third shall be cash.
          The Company and Buyer will use their respective best efforts to reach a good faith agreement as to the names and other items to be specified in Annex C as soon as practicable after the date of this Agreement but not later than two Business Days prior to the Closing Date. A completed version of Annex C setting forth all such agreed upon items shall be added to and made a part of this Agreement not later than such Business Day. Any Buyer Common Stock to be specified for an employee in such version of Annex C shall be expressed as a dollar amount, and the number of shares issuable under such employee's Employee Award Agreement shall be determined prior to the Closing Time by dividing such specified dollar amount by the Closing Stock Price, with any resulting fractional share being Rounded. The number of shares of Buyer Common Stock issuable under each Employee Award Agreement shall be set forth in the amended version of Annex C, which shall be added to and made a part of this Agreement prior to the Closing Time. The Company, Buyer and Sellers' Designee shall initial the revised schedule.

                    (iii) Promptly after the later of the Employee Filing Time and the Closing Time, the Company will make available an Employee Award Agreement to each Person entitled to receive one. The Company shall execute and deliver to the entitled Person two counterparts of the Employee Award Agreement such Person is entitled to receive under this Section 6.5(c), together with a written statement that such agreement may be accepted by the entitled Person countersigning and returning to the Company (in the manner provided in Section 10.9, which shall be set forth) one such counterpart and related stock power attached thereto before the expiration of the applicable Employee Acceptance Period (the date and time of which shall also be set forth). Such statement shall also provide that no Employee Award Agreement shall become binding on the entitled Person or otherwise effective until the Employee Registration Time. Buyer shall cause the Company to honor its obligations under the Employee Award Agreements.

                    (iv) "Employee Acceptance Period" shall mean, with respect to each Employee Award Agreement, the period beginning on the day when the Company delivers the executed counterparts thereof and the accompanying statement to the Person entitled thereto as provided in this Section 6.5(c) and ending at the later of the Employee Registration Time and the close of business on the 30th day (or, if such day is not a Business Day, the next succeeding Business Day) following the day on which such delivery is made.

                    (d)  Retiree Agreements.

                    (i)  Annex D sets forth the names of certain
          living, former directors, and the estates of certain deceased former directors, of the Company as of the date of this Agreement (such named Persons, the "Retirees"). As of such date, each Retiree named in Annex D whose name is not marked by an asterisk held a Ten-Year Contract carrying the Payment Rights specified next to such Retiree's name, and all Ten-Year Contracts, and the Payment Rights carried thereby, that were outstanding on such date are set forth in Annex D.

                    (ii) As provided in this Section 6.5(d), each Retiree will be entitled to receive an agreement substantially in the form set forth as Exhibit B (with appropriate modification for estates and for Retirees that do not hold Ten-Year Contracts) and which shall provide for payment of such amount of cash and such dollar amount of Buyer Common Stock (before deducting the amount to be delivered to the Escrow Fund) as are specified next to such Retiree's name in Annex D (all such agreements required hereunder to be executed and delivered by Buyer are herein called the "Retiree Agreements") which payment shall be net of all withholding Taxes imposed thereon. The number of shares of Buyer Common Stock issuable under any Retiree Agreement shall be determined prior to the Closing Time by dividing the dollar amount of such stock specified for such agreement in Annex D by the Closing Stock Price, with any resulting fractional share being Rounded. Such number of shares for each Retiree Agreement (before deducting the amount to be delivered to the Escrow Fund), with the Escrow Fund amount shown separately, shall be set forth in an amended version of Annex D, which shall be added to and made a part of this Agreement prior to the Closing Time. The Company, Buyer and Sellers' Designee shall initial the revised schedule. Each Retiree Agreement will become effective only when executed and delivered to the Person entitled thereto by Buyer and countersigned and returned to Buyer by such Person before the expiration of the applicable Retiree Acceptance Period. In the event that any Retiree entitled to receive a Retiree Agreement dies before such agreement becomes effective, his or her estate shall be entitled to be substituted for such Retiree as a party to his or her Retiree Agreement, which shall be modified as appropriate to reflect such substitution, and references in this Section 6.5(d) to such Retiree shall be deemed to mean his or her estate as necessary. Promptly following the execution of this Agreement, the Company will contact each Retiree and urge him or her to accept the Retiree Agreement to be delivered to such Person pursuant to this Section 6.5(d). (The Company shall not be required by the preceding sentence to make any payment to a Retiree.)

                    (iii) Promptly following the execution of this Agreement, Buyer will deliver, as the Company instructs, a Retiree Agreement and two counterparts thereto executed by Buyer, to each such Person entitled to receive one. Each Retiree shall have the right to execute such Retiree Agreement until the expiration of the applicable Retiree Acceptance Period. Each such agreement shall be effective if and when it is countersigned and returned to Buyer, by or on behalf of the entitled Person, during the applicable Retiree Acceptance Period. At the Closing, Buyer shall pay the consideration payable under each such agreement which is executed prior to the Closing, in the manner provided herein, therein and in any payment instructions given by the Company to Buyer by or on behalf of the entitled Person. With respect to any Retiree Agreement that does not become effective during the applicable Retiree Acceptance Period, Buyer shall, if requested by the Company before the Closing or by the Sellers' Committee after the Closing, consult and cooperate with the Company (prior to the Closing) and the Sellers' Committee (after the Closing) to determine and implement a reasonable way (which the Buyer, after consultation with the Sellers' Designee or Sellers' Committee, believes will not interfere with any private placement exemption from registration under the Securities Act of Buyer Common Stock previously effected pursuant to this Section 6.5) to enable such entitled Person to enter into such Retiree Agreement with Buyer after the Employee Registration Time and the effective time of the Resale Registration Statement, and to obtain the benefit of having the Buyer Common Stock issuable thereunder included in either such registration or another registration as appropriate and at an appropriate time.

                    (iv) "Retiree Acceptance Period" shall mean the period beginning on or after the date hereof upon delivery of a Retiree Agreement executed by Buyer to each such Person entitled to receive one and ending at the close of business on the day (or, if such day is not a Business Day, on the next succeeding Business Day) before the Resale Registration Statement or Employee Registration Statement is filed with the SEC (or such shorter period as the Company may request).

                    Section 6.6  Retention of Books and Records.
          After the Closing, Buyer shall cause the Company and its Subsidiaries to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company and its Subsidiaries in existence at the Closing Time that are required to be retained for tax and legal purposes under the Company's current retention policies and to make the same available after the Closing for inspection and copying by any of the Sellers or its agents at such Seller's expense, during regular business hours and upon reasonable request and advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising the Sellers' Committee in writing detailing the contents thereof and giving Sellers' Committee at least 120 days to obtain possession thereof. The Sellers agree that such records will be kept strictly confidential and used only for tax purposes.

                    Section 6.7 Amended Company Certificate and By-laws. At least one Business Day prior to Closing, the Company shall file with the New Jersey Secretary of State its amended certificate of incorporation substantially in the form set forth in Section 2.1(b)(ii) of the Company Disclosure Schedule (and which by its terms shall become effective at the Closing Time) and shall cause its amended by-laws substantially in the form set forth in said section to be effective when such filing has been made and accepted by the New Jersey Secretary of State. It is understood and agreed that the Company may reinstate its certificate of incorporation and by-laws as in effect prior to the Closing Time if the Closing does not occur on the Closing Date.

                    Section 6.8 Publicity. The initial press release regarding the transactions contemplated by this Agreement and the Other Transaction Agreements shall be a press release issued by each of the Company and Buyer. The Company and Buyer shall each consult with the other prior to issuing any press release or otherwise making a public announcement with respect to the transactions contemplated by this Agreement and the Other Transaction Agreements and prior to making any filings with any third party or Governmental Entity (including any securities exchange) with respect to such transactions, except to the extent that any such issuance, announcement or filing is required by Law (or by obligation pursuant to any listing agreement with or rule of any national securities exchange) to be made without such consultation.

                    Section 6.9  Directors' and Officers,
          Indemnification and Insurance.

                    (a)  From and after the Closing, Buyer shall
          indemnify and hold harmless, to the fullest extent authorized under applicable law (and Buyer shall also advance expenses as incurred to the fullest extent authorized under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries determined as of the Closing (collectively, the "Company Indemnified Parties") against all costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether asserted or made prior to, at or after the Closing (if asserted or made prior to the applicable statute of limitations), arising out of or pertaining to matters existing or occurring at or prior to the Closing including the transactions contemplated by this Agreement and the Other Transaction Agreements (such claims, actions, suits, proceedings and investigations, collectively, "Company Actions"); provided, however, that Buyer shall not be required to indemnify any Company Indemnified Party pursuant hereto in any Company Action if it shall be determined that, in connection with such action such party acted in bad faith and not in a manner such party believed to be in or not opposed to the best interests of the Company. In the event any claim or claims are asserted or made within the applicable statute of limitations, all rights to indemnification in respect of any such claim or claims shall continue until final disposition.

                    (b) Any Company Indemnified Party wishing to claim indemnification under Section 6.9(a) in respect of a Company Action, upon learning of such action, shall promptly notify Buyer and the Company thereof, but the failure to so notify shall not relieve Buyer of any liability it may have to such party hereunder if such failure does not materially prejudice Buyer. In the event of any Company Action (whether arising before, at or after the Closing), (i) Buyer shall have the right to assume, or cause the Company to assume, the defense thereof and Buyer shall not be liable to the Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such parties in connection with the defense thereof, except that if Buyer and the Company elect not to assume such defense or counsel for the Company Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer or the Company and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them and Buyer shall pay all reasonable fees and expenses of such counsel promptly as statements therefor are received (provided, however, that Buyer shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel (other than local counsel) for all Company Indemnified Parties in any jurisdiction unless the use of one such counsel for Company Indemnified Parties would present such counsel with a conflict of interest); (ii) the Company Indemnified Parties will cooperate in the defense of any such matter; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Buyer shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such party in the manner contemplated hereby is prohibited by applicable law or not required under paragraph (a) above. If such indemnity is not available with respect to a Company Indemnified Party, then Buyer and such party shall contribute to the amount payable in such proportion as is appropriate to reflect their relative faults and benefits.

                    (c)  The provisions of this Section 6.9 are
          intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their estates, heirs, distributees, successors, assigns and representatives.

                    (d) Notwithstanding the foregoing, (i) nothing contained in this Section 6.9 shall in any way entitle any Person to indemnification for any Costs (A) other than expenses (including reasonable attorneys fees) and the advancement of such expenses, if such Costs are the result of circumstances giving rise to a breach of the representations and warranties contained in Sections 2.24
          (a) or (b), or (B) with respect to claims made prior to the Closing which would be covered by the terms of the Bermuda E&O insurance policy and (ii) nothing contained in this
          Section 6.9 shall in any way limit, diminish or restrict Buyer's right to indemnification pursuant to Articles V and
          IX. Each Seller agrees that to the extent a conflict exists between this Section 6.9 and the provisions of the Company's by-laws, this Section 6.9 shall govern, and no Seller shall seek or be entitled to indemnification under the Company's by-laws for matters covered by this Section 6.9.

                    (e) If at any time Buyer determines to obtain D&O insurance for any of the matters covered in this Section 6.9, Sellers shall cooperate with Buyer in obtaining such coverage, including completing any application for such insurance.

                    Section 6.10 Parachute Payments; Shareholder Approval Requirements. Prior to taking any action with respect to the Company Common Stock that could result in a parachute payment (as defined in Section 280G((b)(2)) to an employee of the Company who is a disqualified individual (as defined in Section 280G(c) of the Code), including without limitation any amendment of the Current Certificate and Bylaws as contemplated by Section 2.1(b) and Section 6.7 to remove restrictions on the transferability of shares of Company Common Stock, the Company and Sellers in a timely manner shall have taken all actions necessary to comply fully with the shareholder approval requirements of Section 280G(b)(5)(B), including those set forth in proposed Treasury Regulation Section 1.280G-1, Q/A-7 or, any modifications or amendments thereof, and any final Treasury Regulations addressing this issue applicable to any such action or pronouncements (the "Shareholder Approval Requirements").

                    Section 6.11  Expenses.  Except as may be
          otherwise expressly provided in this Agreement and the Other Transaction Agreements and whether or not such transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors) incurred in connection with such transactions shall be paid by the Company, if incurred by the Company or any Sellers; provided that any such expenses are taken into account in determining the Company's earnings, and by the Buyer, if incurred by Buyer.

                    Section 6.12  Other Actions by the Company and
          Buyer.

                    (a) Takeover Statute. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Buyer and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                    (b) Registration Rights. (i) Buyer has executed and delivered to the Sellers' Designee, for the benefit of each of the Sellers and the Persons entitled under Section 6.5(d) to receive a Retiree Agreement, a registration rights agreement providing for registration under the Securities Act of all Buyer Common Stock to be received by such Persons pursuant to this Agreement and the Retiree Agreements, all as provided in such agreement (as amended from time to time, the "Registration Rights Agreement").

                    (ii) In addition to the action required to be taken under the Registration Rights Agreement in order to have the Resale Registration Statement filed and declared effective, Buyer hereby agrees to prepare and file with the SEC as soon as practicable after the date hereof a separate registration statement on Form S-3 or Form S-8 pursuant to which the shares of Buyer Common Stock to be delivered pursuant to the Employee Award Agreements (and any Retiree Agreements that first become effective after the Closing) shall be registered under the Securities Act for the purpose of such delivery (the "Employee Registration Statement"). The earliest date and time when such registration statement is filed with the SEC is herein called the "Employee Filing Time". Buyer shall use its best efforts to cause the Employee Registration Statement to be declared effective under the Securities Act as soon as practicable after the date hereof. The date and time of such effectiveness is herein called the "Employee Registration Time." In connection with such registration, Buyer shall follow the procedures set forth in Sections 3(c), (e), (h) and (j) and 4 of the Registration Rights Agreement, to the extent applicable. Buyer shall pay the expenses of such registration (including filing fees and fees and expenses of its accountants and counsel). The Company shall cooperate in providing such information as reasonably may be needed to effect the registration contemplated in this paragraph.

                    (iii) Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued pursuant to this Agreement, the Retiree Agreements and the Employee Award Agreements (subject to Section 6.3(f)) to be approved for listing on the NYSE prior to such issuance, subject to official notice of issuance, prior to the Closing Time.

                    (c) Company FIRPTA Statement. The Company shall provide to each Seller no more than 30 days prior to the Closing a statement in writing that the Company is not a United States real property holding corporation (the "Company FIRPTA Statement"). The Company FIRPTA Statement shall conform in all respects to the requirements of Treasury Regulation Section 1.897-2(g)(1), including any applicable notice requirement under Treasury Regulation
          Section 1.897-2(h).

                    Section 6.13  Non-Competition and Non-
          Solicitation.

                    (a) Each Seller who is a director of the Company as of the date hereof hereby agrees that during the Non-Compete Period such Seller, other than in connection with his duties as an employee of the Company, Buyer or any of their respective Subsidiaries, will not (x) engage in, or participate in the ownership (unless limited to 3%), management, operation or control of any business engaged in, the insurance or reinsurance brokerage business or the benefit consulting business in any area which the Company, Buyer or any of their respective Subsidiaries do such business or (y) otherwise engage in any activities which compete with the business of the Company, Buyer or their respective Subsidiaries as conducted on the Closing Date, and agrees that thereafter, such Person shall be subject to the non-solicitation restrictions set forth in paragraph (b) until the later of the second anniversary of the last day of the Non-Compete Period and the second anniversary of the date on which such Seller is no longer employed by the Company, Buyer or any of their respective Subsidiaries. The Non-Compete Period shall commence on the Closing Date and end on the fifth anniversary of the Closing Date. Notwithstanding the foregoing, if such a director is terminated at any time after the Closing without cause (as such term is defined in the Employee Award Agreement), then the Non-Compete Period shall be three years from the Closing Date, provided that such Seller will thereafter be subject to the non-solicitation restrictions set forth in paragraph (b) as if such Seller had not been a director as of the date hereof.

                    (b) Each Seller who is not a director of the Company as of the date hereof hereby agrees that during the Non-Solicit Period, such Seller will not (x) solicit, accept or service business that competes with businesses conducted by the Company, Buyer or any of their Subsidiaries (i) from any clients or prospects of the Company or its affiliates who were solicited directly by Seller or where Seller supervised, directly or indirectly, in whole or in part, the solicitation activities related to such clients or prospects or (ii) from any former client who was such within two (2) years prior to such termination and who was solicited directly by Seller or where Seller supervised, directly or indirectly, in whole or in part, the solicitation activities related to such former client; or (y) solicit any employee of the Company or its affiliates to terminate his employment. The Non-Solicit Period shall commence on the Closing Date and end on the later of the fifth anniversary of the Closing Date and the second anniversary of the date on which such Seller is no longer employed by the Company, Buyer or any of their respective Subsidiaries.

                    (c) Each such Seller hereby acknowledges that Buyer, in entering into this Agreement and agreeing to pay the respective Purchase Price, is relying on such Seller's agreement set forth in this Section 6.13.

                    (d) Each Seller hereby acknowledges that in the event that such Seller shall breach any of the provisions of this Section 6.13 or in the event that any such breach is threatened, in addition to and without limiting or waiving any other remedies available to the Buyer at law or in equity, Buyer shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this
          Section 6.13. Each Seller also acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, agree not to use as a defense thereto that there is an adequate remedy at law. Each Seller further acknowledges that the restrictions provided for in this Section 6.13 and the duration and the scope thereof are, under all of the circumstances, reasonable and necessary for the protection of Buyer and its investment hereunder. If any provision of this Section 6.13 is determined to be too broad so as to be unenforceable, such provision shall be deemed to have been modified to be only so broad as is enforceable.

                    Section 6.14 Escrow Agreements. (a) At the Closing, Buyer, Sellers, the Escrow Agent and each Retiree with an effective Retiree Agreement at the Closing shall enter into an escrow agreement substantially in the form of Exhibit D hereto (the "Indemnity Escrow Agreement"). Buyer shall designate the Escrow Agent subject to the Company's approval which shall not be unreasonably withheld. At the Closing, Buyer will deliver an amount equal to ten percent of the Total Purchase Price, consisting of shares of Buyer Common Stock to be funded by Sellers and Retirees with effective Retiree Agreements at the Closing as provided below (the "Escrow Fund") to the Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement to secure certain obligations of the Sellers pursuant to this Agreement. Pursuant to the Indemnity Escrow Agreement, the Escrow Agent shall hold the Escrow Fund for a period of two years following the Closing subject to asserted claims for indemnification. Each Retiree executing a Retiree Agreement shall have appointed the Seller's Committee to act as his or her attorney-in-fact with respect to the matters set forth in the Indemnity Escrow Agreement. Notwithstanding the foregoing, on the first anniversary of the Closing Date, the Escrow Agent shall release to the Sellers' Committee an amount equal to one-half of the Escrow Fund, reduced by any amounts paid to Buyer prior to such anniversary date and any amounts then reserved with respect to any unresolved asserted claims for Damages made by the Buyer Group all as is provided in the Indemnity Escrow Agreement. The Escrow Fund initially will consist of a number of shares of Buyer Common Stock to be contributed ratably by each Seller and each Retiree with an effective Retiree Agreement at the Closing in an amount equal to such Person's proportionate interest (based on the amount to be received by such Person for their Shares or Ten-Year Contracts, as the case may be) in the amount equal to the sum of (x) the Total Purchase Price and (y) the aggregate payments to be received by the Retirees with effective Retiree Agreements at the Closing in exchange for their Ten-Year Contracts. In respect of the shares placed in the Escrow Fund, the number of shares of Buyer Common Stock deliverable hereunder to each such Seller and Retiree at the Closing will be reduced by the amount to be delivered to the Escrow Agent as part of the Escrow Fund; provided, that the shares to be delivered into the Escrow Fund on behalf of each such Seller and Retiree shall be drawn first from the shares of such Person that are subject to transfer restrictions under Section 7(a) of the Registration Rights Agreement until the second anniversary of the Closing Date and thereafter, as necessary from the shares of such Person that are subject to such resale restrictions until the first anniversary of the Closing Date (with any resulting fractional share being Rounded).

                    (b) At the time following the Closing that it is determined that there are funds to be deposited in escrow pursuant to Section 6.17(c), Buyer and the Sellers' Designee shall agree on an appropriate form of escrow agreement with the Escrow Agent, or such other escrow agent as mutually agreed to by Buyer and Sellers' Committee, whereby the funds to be escrowed pursuant to Section 6.17(c) shall be deposited with such escrow agent (and shall bear interest in accordance with its terms) in accordance with the terms of this Agreement and such escrow agreement (the "Tax Escrow Agreement").

                    Section 6.15 Quarterly Financial Statements. Not later than 45 days after the end of any fiscal quarter, unless the Closing shall have occurred the Company will provide to Buyer the balance sheet, statement of income, changes in stockholders' equity and statement of cash flows for such fiscal quarter. Such quarterly financial statements will be prepared in accordance with GAAP applied on a basis consistent with the Company Financial Information, and will present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of last day of such quarter, and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the quarter then ended.

                    Section 6.16  Closing Company Financial
          Information. (a) Within 45 days after the Closing, the Sellers' Committee shall deliver to Buyer the following:
          (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Consolidated Balance Sheet"), (ii) a consolidated statement of income for the Company and its Subsidiaries for the Pre-Closing Period (the "Closing Consolidated Income Statement"), (iii) an auditor's report of Arthur Andersen LLP, the Company's independent accountants, stating that the financial statements referred to in item (a)(i) and (a)(ii) above are fairly presented, in all material respects, in accordance with GAAP applied on a basis consistent with the audited Company Financial Information relating to the year ended December 31, 1996 (except as provided in paragraph (b) below), and (iv) a report of Arthur Andersen LLP, as to the consolidated working capital of the Company and its Subsidiaries, which report shall be prepared in accordance with AICPA Statement on Auditing Standards No. 75 and shall indicate (x) the Company's compliance with Section 2.23 and
          (y) the amount, if any, by which the payments contemplated by Section 6.17(a) would need to be reduced to ensure compliance with Section 2.23. Such financial statements and reports are referred to herein as the "Closing Company Financial Information."

                    (b) The Closing Company Financial Information shall be prepared in accordance with GAAP applied on a basis consistent with that employed in the preparation and presentation of the Company Financial Information and continue to include as current liabilities (as reflected in the Company Financial Information): $14.5 million of excess reserves for severance costs, $5.2 million of excess reserves for errors and omissions insurance and $12.0 million of excess reserves for federal and state Taxes (collectively, the "Excess Reserves"); provided, that any additional borrowings over and above those in the Company Financial Information for the year ended December 31, 1996 shall be classified as a current liability for purposes of the Closing Company Financial Information, effect shall be given to the total expenses incurred and to be incurred by the Company in connection with the transactions contemplated hereby, including all income Tax provisions necessary to fully accrue for the income Taxes attributable to the repatriation of funds to be distributed as set forth in clause (x) of Section 6.17(a) (after taking into account Taxes already provided for on the Company's balance sheet as of December 31, 1996 included in the Company Financial Information for unremitted foreign earnings), and no effect shall be given in the Closing Company Financial Information to any effect associated with any tax deduction, tax loss carrybacks and other tax benefits available in connection with or resulting from the payments to be made by the Company or other events or matters contemplated pursuant to this Agreement.

                    (c)  The results of the Report referred to in
          Section 6.16(a)(iv) shall be binding on all parties hereto unless, not later than the tenth day after a copy of the Closing Company Financial Information is delivered to the Buyer, the Buyer notifies the Sellers' Committee in writing that it objects to the Report and sets forth its basis for doing so. In that event, not later than the fifth Business Day after the Buyer delivers its notice of objection, Buyer and the Sellers' Committee shall refer their dispute to Deloitte & Touche LLP and Arthur Andersen LLP, their respective independent accountants, and direct such firms to resolve the dispute in any reasonable manner as soon as possible. Such firms' resolution shall be binding on all parties hereto absent manifest error. If such firms have not resolved the dispute by the fifth Business Day after it has been referred to them, Buyer and the Sellers' Committee will cause their respective independent accountants to select a third accounting firm of national standing, which shall be independent of the Buyer and Sellers' Committee, to resolve the dispute in any reasonable manner as soon as possible. Such third firm's resolution shall be binding on all parties hereto absent manifest error. Buyer and the Sellers' Committee shall each pay one-half of such third firm's fees and expenses. The Sellers' Committee shall have such access to the Company's financial and accounting records as it reasonably may request in order to carry out its responsibilities under Sections 6.16 and 6.17.

                    Section 6.17  Permitted Distributions.

                    (a) Promptly upon finalization of the Closing Company Financial Information (as defined in Section 6.16) and subject to any reduction required so that the payments contemplated in this Section 6.17 shall not cause the representation and warranty set forth in Section 2.23 to be untrue, the Company will make the following payments to the Sellers' Committee for distributions to such current and former stockholders and employees of the Company and its Subsidiaries as the Sellers' Committee may determine:

                    (x)  An amount in cash, not to exceed $175
          million, consisting of the Company's excess cash, $100 million of which is held by J&H Interests, Inc. and $75 million of which is held by J&H Investments (Bermuda) Ltd.

                    (y) An amount in cash equal to the Applicable Percentage of 1997 Pre-Closing Earnings, less an amount, if any, equal to any dividends to be received by Sellers, Retirees and the Employees on the Buyer Common Stock to be issued pursuant to this Agreement which are attributable to the Pre-Closing Period. The term "1997 Pre-Closing Earnings" shall mean the consolidated net income of the Company and its Subsidiaries for the Pre-Closing Period, as reflected on the Closing Consolidated Statement of Income (such net income shall reflect the normal directors' salary accrual). The term "Pre-Closing Period" shall mean the period commencing on January 1, 1997 and ending on the Closing Date. The term "Applicable Percentage" shall mean 85%.

                    (b)  Payments of the amounts referred to in
          paragraphs (x) and (y) of Section 6.17(a) shall be (i) with interest on all amounts due at the rate of 5% per annum from the date of Closing to the date of payment and (ii) made net of all applicable withholding Taxes.

                    (c) After the Closing, upon written request by the Sellers' Committee, Buyer shall deliver to the Sellers' Committee, an amount in cash equal to the cash balance of the Bermuda E&O insurance policy less (i) $10 million (the estimated cost of purchasing a three-year E&O tail policy) and (ii) any Taxes payable with respect to the cancellation or other termination of such policy and any repatriation of funds received on such cancellation or termination. Any such payment shall be made net of all applicable withholding Taxes. Pending such delivery, Buyer will cause the Company to maintain this policy in full force and effect for the exclusive benefit of the current and former directors and officers of the Company (determined as of the Closing), without prejudicing the submission of claims asserted against the Company prior to the Closing that would be covered by such policy, and to make such changes in the policy as are reasonably requested by the Seller's Committee at its expense (if any).

                    (d)  The Company shall pay to the Sellers'
          Committee the amount of (i) any Tax refunds attributable to any carrybacks of losses or credits and (ii) any reduction in Taxes during the Pre-Closing Period, each of (i) and (ii) attributable to a deduction for any amounts payable to the Sellers, employees of the Company or any of its Subsidiaries, or the Retirees pursuant to this Agreement, but no such amount shall be payable to the Sellers' Committee until there has been a Final Determination with respect to the item giving rise to the Tax refund or reduction in Taxes and, in addition, in the case of (d)(i) above until such amount has been received by the Company. A "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period (i) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of any state, local or foreign jurisdictions; (iii) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of an offset) by the jurisdiction imposing the Tax; or (iv) by reason of the expiration of the applicable statute of limitations. If any such Tax refund is received prior to such Final Determination, the amount shall be placed in escrow upon receipt thereof by the Company or Buyer. Likewise, the amount of any reduction in Taxes shall be placed in escrow as soon as practicable after determination, except to the extent of payments of estimated Taxes from the period from January 1, 1997 until the Closing which amounts shall be placed into escrow only when refunded by the Tax authority or applied by Buyer as an overpayment. The escrow shall be subject to an escrow agreement substantially similar to that described in Section 6.14(b), but shall reflect the provisions of this Section 6.17.

                    6.18 Resale Restrictions. Each Seller hereby agrees to be bound by the resale restrictions applicable to his or her Stock Consideration under the Registration Agreement, as provided therein. Each Seller acknowledges that the certificates representing the Stock Consideration shall bear a legend reflecting such restrictions, as well as any restrictions imposed under the Securities Act, and all in accordance with the Registration Rights Agreement.

                    6.19 EEOC Action. Buyer and Sellers agree that with respect to the EEOC action which is set forth in
          Section 2.11 of the Company Disclosure Schedule and marked thereon by an asterisk, all Damages (including costs of defense) arising from such action shall be shared equally by Buyer, on the one hand, and the Sellers, on the other hand. The Sellers' Committee shall be entitled, in consultation with Buyer, to manage the defense of such action. The Sellers' obligations pursuant to this Section 6.19 shall be treated for all purposes of this Agreement as if they were indemnification obligations under Section 9.2, subject to the next two sentences. On the first anniversary of the Closing, the Sellers' Committee shall have an option to
          (i) release the amount of the Escrow Fund scheduled to be released on such first anniversary date and treat the Sellers' obligations under this Section 6.19 (including costs of defense) as if they were indemnification obligations under Article V or (ii) retain all remaining amounts in the Escrow Fund until the second anniversary of the Closing Date and continue to treat the Sellers' obligations under this Section 6.19 as indemnification obligations under Section 9.2. In the case of clause (ii), on the second anniversary of the Closing, all remaining amounts in the Escrow Fund not needed to cover Damages indemnifiable under Section 9.2 shall be released to Sellers, but Sellers' obligations under this Section 6.19 (including costs of defense) shall continue with any Damages covered by such obligations and assessed after the second anniversary being limited to the amount of funds released from the Escrow Fund on the second anniversary. The Sellers' obligations under this Section 6.19 shall be several and not joint.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                    Section 7.1 Conditions to Each Sale and Purchase Obligation. The obligation of each Seller to sell his or her Shares, and the obligation of Buyer to purchase such Seller's Shares, are subject to the satisfaction or waiver at or prior to the Closing Time of each of the following conditions:

                    (a) Regulatory Consents. All waiting periods applicable under the HSR Act to the consummation of the sales of the Total Shares shall have expired or been terminated. In addition, all filings required by Law to be made prior to the Closing Time by the Company or Buyer or any of their respective Subsidiaries or by any Seller with, and all consents, approvals and authorizations required by Law to be obtained prior to the Closing Time by the Company or Buyer or any of their respective Subsidiaries or by any Seller from, any Governmental Entity (collectively, "Governmental Consents") in order to consummate the sales of the Total Shares shall have been made or obtained (as the case may be), except where the failure to obtain any such Governmental Consents, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect or provide a reasonable basis to conclude that the parties hereto or any of their respective affiliates, directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability if the sales of the Total Shares were consummated.

                    (b) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements (collectively, an "Order"), and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such order.

                    Section 7.2  Conditions to Each Purchase
          Obligation. The obligation of Buyer to purchase the Shares of any particular Seller is also subject to the satisfaction or waiver by Buyer prior to the Closing Time of the following conditions:

                    (a)  Representations and Warranties.  The
          representations and warranties of the Company set forth in
          Article II and the representations and warranties of the Sellers set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Time as though made on and as of the Closing Time (except to the extent any such representation or warranty expressly speaks as of an earlier time), and Buyer shall have received a certificate signed on behalf of the Company by the Chairman and Chief Financial Officer of the Company to such effect with respect to the Company's representations and warranties in Article II; provided, however, that notwithstanding anything herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations and warranties are not so true and correct unless any failure of such representations and warranties (without giving effect to any materiality standards contained therein) to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent, materially burden or materially impair the ability of the Company and the Sellers to consummate the transactions contemplated for them by this Agreement.

                    (b) Performance of Obligations. The Company and the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Time, and Buyer shall have received a certificate signed on behalf of the Company by the Chairman and Chief Financial Officer of the Company to such effect with respect to the Company's obligations.

                    (c) Legal Opinion. Buyer shall have received a customary opinion of Sullivan & Cromwell, counsel to the Company, dated the Closing Date, in a form reasonably satisfactory to Buyer.

                    (d) Amended Company Certificate and By-laws. The Company's amended certificate of incorporation substantially in the form set forth in Section 2.1(b)(ii) of the Company Disclosure Schedule shall have been filed with, and accepted for filing by, the New Jersey Secretary of State and the Company's amended by-laws substantially in the form set forth in said section shall be effective.

                    (e)  FIRPTA Affidavits and Procedures.  Each
          Seller shall have provided or caused to be provided to Buyer
          (i) an affidavit, in a form satisfactory to Buyer, stating under penalties of perjury such Seller's taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b) of the Code (each, a "FIRPTA Affidavit") or (ii) a copy of the Company FIRPTA Statement provided by the Company pursuant to Section 6.12(c), provided, however, that, if any such Seller shall fail to provide to Buyer a FIRPTA Affidavit or the Company FIRPTA Statement, the transaction shall nevertheless close, and Buyer shall withhold and pay over to the appropriate Tax authority the amount required to be withheld under Section 1445 of the Code as determined by Buyer.

                    Notwithstanding the foregoing, if the conditions in this Section 7.2 have not been satisfied but would be satisfied with respect to the sales of Shares representing in the aggregate at least 90% of all shares of Company Common Stock issued and outstanding as of the Closing Time, were the remaining Shares excluded from this Agreement, then such conditions shall be deemed satisfied with respect to such reduced number of Shares and the several sales thereof shall proceed as contemplated herein. However, the provisions of this paragraph shall not relieve any party of liability resulting from a breach of this Agreement.

                    Section 7.3 Conditions to Each Sale Obligation. The obligation of each Seller to sell his or her Shares is also subject to the satisfaction or waiver by the Sellers' Designee prior to the Closing Time of the following conditions:

                    (a)  Representations and Warranties.  The
          representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Time as though made on and as of the Closing Time (except to the extent any such representation and warranty expressly speaks as of an earlier time), and the Sellers' Designee shall have received a certificate signed on behalf of Buyer by the Chairman and Chief Financial Officer of Buyer to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties (without giving effect to any materiality standards contained therein) are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect or is reasonably likely to prevent, materially burden or materially impair the ability of Buyer to consummate the transactions contemplated for it by this Agreement and the Other Transaction Agreements.

                    (b) Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Registration Rights Agreement at or prior to the Closing Time, and the Sellers' Designee shall have received a certificate signed on behalf of Buyer by the Chairman and Chief Financial Officer of Buyer to such effect.

                    (c) Legal Opinion. The Sellers' Designee shall have received a customary opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer, dated the Closing Date, in a form satisfactory to the Sellers' Committee.

                    (d) NYSE Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement and the Retiree Agreements shall have been authorized for listing on the NYSE upon official notice of issuance.


                                  ARTICLE VIII

                                   TERMINATION

                    Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time by mutual written consent of the Sellers' Designee and Buyer.

                    Section 8.2  Termination by Either Sellers'
          Designee or Buyer. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned with respect to all of the parties hereto by action of the Sellers' Designee or by action of Buyer at any time before the Closing, if (i) the Closing shall not have occurred on or before September 30, 1997 (the "Termination Date"), or
          (ii) any order permanently restraining, enjoining or otherwise prohibiting such sales shall become final and nonappealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available (A) to the Sellers' Designee if the respective obligations of the Company and the Sellers under this Agreement have been breached or (B) to Buyer if its obligations under this Agreement have been breached, in each case (A) and (B), in any material respect (for this purpose, the Company and the Sellers being considered as a whole) and in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur.

                    Section 8.3  Termination by the Sellers' Designee.

                    (a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by action of the Sellers' Designee at any time before the Closing if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement (provided, that with respect to any representation or warranty containing a Buyer Material Adverse Effect standard, any breach thereof shall be deemed material) that is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by the Company to the party committing such breach.

                    (b) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by action of the Seller's Designee if the Closing Stock Price (determined without giving effect to the proviso contained in the definition of such term) is below $102; provided, however, that the Sellers' Designee may not effect such termination if Buyer agrees that (i) the Closing Stock Price shall be determined for all purposes of this Agreement as if the definition of such term did not contain the proviso presently contained therein and (ii) the Stock Consideration in Shares for each Seller (with comparable adjustments for Retirees and Employees) shall equal the Stock Consideration in Dollars for such Seller (or Retiree or Employee, as the case may be), multiplied by .92, and divided by an amount equal to the Closing Stock Price specified in clause (i) above. In such event, this Agreement shall be deemed appropriately amended to effect the foregoing.

                    Section 8.4  Termination by Buyer.

                    (a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by action of Buyer at any time before the Closing if there has been a material breach by the Sellers and the Company (considered as a whole) of any representation, warranty, covenant or agreement contained in this Agreement (provided, that with respect to any representation or warranty containing a Company Material Adverse Effect standard, any breach thereof shall be deemed material) that is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Buyer to the Company.

                    (b) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by action of Buyer if the Closing Stock Price (determined without giving effect to the proviso contained in the definition of such term) is above $138; provided, however, that Buyer may not effect such termination if Sellers' Designee agrees that (i) the Closing Stock Price shall be determined for all purposes of this Agreement as if the definition of such term did not contain the proviso presently contained therein and (ii) the Stock Consideration in Shares for each Seller (with comparable adjustments for Retirees and Employees) shall equal the Stock Consideration in Dollars for such Seller (or Retiree or Employee, as the case may be), multiplied by 1.08, and divided by an amount equal to the Closing Stock Price specified in clause (i) above. In such event, this Agreement shall be deemed appropriately amended to effect the foregoing.

                    Section 8.5  Effect of Termination and
          Abandonment.

                    (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Sections 6.4(b) and (c), 6.11 and 8.5, Articles X and XI and the Confidentiality Agreements) shall become void and of no effect with no liability of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

                    Section 9.1  Survival Periods.  All
          representations and warranties of the parties contained in this Agreement, the Company Disclosure Schedule, the Buyer Disclosure Schedule or any certificate or document expressly setting forth representations and warranties delivered in connection herewith shall survive the Closing (applicable as of the Closing Date as if made on and as of such date) but shall apply only with respect to claims asserted in writing against the party from whom indemnification may be sought hereunder within two years from the Closing Date; provided, that the representations and warranties set forth in Section 2.4(a), Sections 2.24 (a) and (b) and Article III shall survive the Closing indefinitely (and claims may be asserted at any time); provided, however, that Section 2.14 shall not survive the Closing. Notwithstanding anything in this Agreement to the contrary, the obligations of the Sellers under Article V shall survive the Closing but shall apply only to claims asserted in writing against the party from whom indemnification may be sought hereunder within 60 days after the expiration of any applicable statutes of limitations. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms, provided, that, with respect to any failure to perform any such covenant or agreement prior to the Closing, any claim of such failure must be asserted in writing against the party from whom indemnification may be sought within two years from the Closing Date other than any claim arising as failure to perform any covenant or agreement which claim is the subject of the indemnity provided in
          Article V, which claim shall survive the Closing and which claim may be asserted in writing within 60 days after the expiration of any applicable statute of limitations. For purposes of this Agreement, the representations and warranties of the Company contained herein shall be deemed to include the Company Disclosure Schedule and the representations and warranties of Buyer contained herein shall be deemed to include the Buyer Disclosure Schedule. Rights of a party to indemnification shall not be limited or affected by any pre-Closing investigation by such party.

                    Section 9.2  Indemnification.  Subject to the
          other provisions of this Article IX, from and after the
          Closing:

                    (a) The Sellers shall indemnify and hold harmless Buyer and its Subsidiaries, each of Buyer's and its Subsidiaries' directors, officers and employees, and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, "Buyer Group") from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims and damages (collectively, "Damages") incurred by the members of Buyer Group which arise out of or are the result of any breach of any representation or warranty or failure to perform any covenant or agreement made by Sellers or the Company under this Agreement (including the Company Disclosure Schedule); provided that, for purposes of this
          Section 9.2, covenants and agreements of the Company shall relate only to those to be performed on or prior to the Closing; and provided, further, that, no Seller shall have any obligation to provide indemnification under this Section 9.2(a) unless Buyer provides the Sellers' Committee with written notice that indemnification is being claimed under this Section 9.2(a) (stating the nature and factual basis of the claim, the provision of this Agreement allegedly breached and the dollar amount of indemnification being sought, if known or estimable) not later than the time provided in Section 9.1. Notwithstanding anything to the contrary, if a representation or warranty is breached in accordance with its terms (including any materiality standard contained therein), Damages for such a breach shall be determined without giving effect to any materiality standard contained therein. Any such indemnification shall be satisfied solely out of the Escrow Fund, except with respect to (x) Damages relating to Article III, which shall be satisfied directly by the respective Seller, (y) Damages relating to matters under Sections 2.4(a) which shall be satisfied directly by the Sellers and (z) Damages relating to matters under Sections 2.24 (a) or (b) or Tax matters under Article V which shall be satisfied first out of the Escrow Fund and then by Sellers; provided, however, that, if such Damages relating to matters under Sections 2.24 (a) or
          (b) or Tax matters under Article V are satisfied out of the Escrow Fund, then Sellers shall be responsible for indemnification obligations for Damages other than matters under Sections 2.24 (a) or (b) or Tax matters under Article V up to the amount of Damages relating to matters under Sections 2.24 (a) or (b) or Tax matters under Article V satisfied out of the Escrow Fund (in addition to any amounts satisfied directly from the Escrow Fund). Notwithstanding the foregoing, no Seller shall have any liability or obligation in respect of any expenses or other costs associated with an asserted claim for which it is not obligated to provide indemnification. Only Buyer (or its successor) may take any action with respect to indemnification under this Section 9.2(a) or Article V.

                    (b) Buyer shall indemnify and hold harmless each Seller and each of his or her heirs, executors, successors and permitted assigns (the "Seller Group") from and against any Damages incurred by the members of the Seller Group which directly or indirectly arise out of or are the result of any breach of any representation or warranty or the failure to perform any covenant or agreement made by Buyer under this Agreement (including the Buyer Disclosure Schedule); provided that Buyer shall not have any obligation to provide indemnification under this Section 9.2(b) unless the Sellers' Committee provides Buyer with written notice that indemnification is being claimed under this Section 9.2(b) (stating the nature and factual basis of the claim, the provisions of this Agreement allegedly breached and the dollar amount of indemnification being sought, if known or estimable) not later than the time provided in Section 9.1. Only the Sellers' Committee may take any action with respect to indemnification under this Section 9.2(b).

                    (c) No claim or group of claims for Damages may be submitted by the Sellers' Committee, on the one hand, or Buyer, on the other hand, unless the Buyer Group, in the case of Buyer, or the Seller Group, in the case of the Sellers' Committee, shall have previously incurred Damages that in the aggregate exceed $5,000,000 and that would be indemnifiable under this Section 9.2 but for this sentence. The Buyer Group, on the one hand, and the Seller Group, on the other hand, shall, upon exceeding such threshold, be entitled to seek indemnification for all Damages claimed thereafter in excess of such threshold, but in no event shall such party be responsible to indemnify the other party with respect to such first $5,000,000 of Damages. Notwithstanding the foregoing, nothing in this Section 9.2(c) shall limit in any manner each Seller's obligations under Article V to indemnify Buyer with respect to Tax matters or limit Seller's indemnification obligations under
          Section 9.2(a) with respect to breaches of Sections 2.4(c) and 2.24 (a) or (b).

                    (d) The Sellers' obligations under Section 9.2(a) and Article V shall be several and not joint. Accordingly, no Seller shall be responsible for any amount payable under this Section 9.2 or Article V in excess of his or her pro rata share, which for each Seller shall be determined by dividing the number of Shares sold by such Seller to Buyer at the Closing by the total number of Shares sold by all Sellers to Buyer at the Closing; provided, however, that no Seller shall have any liability or obligation with respect to a breach by any other Seller of his or her representations and warranties in Article III or a failure by any other Seller to sell his or her Shares to Buyer on the terms and conditions herein. The Sellers also acknowledge that, for purposes of indemnification, they (and not the Company) shall be solely responsible for breaches by the Company of representations and warranties made by the Company hereunder and for breaches by the Company of any covenants hereunder prior to the Closing. Notwithstanding any other provision of this Agreement, no Seller shall have any liability or obligation hereunder, with respect to any breach of any representation, warranty, covenant or agreement of the Company or any Seller, except to the extent specifically provided in this Section 9.2, Section 6.19 (to the extent provided therein) and Article V; it being understood and agreed that, except as specifically provided in Section 6.19, Buyer's sole remedy for any breach of a representation or warranty (other than those set forth in Article III or Sections 2.4(a) or 2.24 (a) or (b)) or any failure to perform a covenant or agreement herein by the Company or any Seller shall be to seek indemnification payable out of the Escrow Fund (whether or not sufficient to cover Damages) or, in the case of Damages for Tax matters, as provided in Article V, in each case to the extent and in the manner set forth in this Article IX and Article V; and it being further understood and agreed that the foregoing shall not limit any rights Buyer may have for fraud or willful misrepresentation. Buyer acknowledges that claims for breaches of representations and warranties contained in
          Section 3.5 shall be made only pursuant to Article V.

                    Section 9.3  General Procedures; Third Party
          Claims. (a) If a party seeking indemnification (an "Indemnified Party") intends to seek indemnification pursuant to this Article IX, such Indemnified Party shall promptly (and in any event shall deliver such notice within the survival periods set forth in Section 9.1 hereof) notify Sellers' Committee or Buyer, as the case may be (the "Indemnifying Party"), in writing of such claim for Damages describing such claim in reasonable detail; provided, that, subject to Section 9.1, the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and to the extent it is actually prejudiced thereby. Any notice of claim so delivered shall be delivered at the same time to the Escrow Agent. In the event that such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing (which shall be reasonably satisfactory to the Indemnified Party) and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate (subject to control by the Indemnifying Party) in such settlement or defense through counsel chosen by it whose fees and expenses shall be borne by the Indemnified Party. Notwithstanding anything in this Section 9.3(a) to the contrary, the Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which involves the payment of money only and includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed and legally effective written release of the Indemnified Party from all liability in respect of such action. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld) or if there be a final, non-appealable judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, to the extent there is a conflict, any claims for Damages with respect to Taxes pursuant to this Section 9.3 shall be governed by
          Article V hereof.

                    (b) The Indemnified Party and the Indemnifying Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article IX, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.


                                    ARTICLE X

                                  MISCELLANEOUS

                    Section 10.1 Modification or Amendment. This Agreement may be modified or amended only by written agreement executed and delivered by the Sellers' Designee, the Company and Buyer. Any such modification or amendment shall be binding on all parties hereto.

                    Section 10.2  Waiver of Conditions.  The
          conditions to each of the parties' obligations to consummate the sales of Shares are for the sole benefit of such party. Such conditions may be waived only by the Sellers' Designee, with respect to any condition to the Sellers' obligations, or by Buyer, with respect to any condition to its obligations, in whole or in part to the extent permitted by applicable law.

                    Section 10.3 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that, upon written notice to the Company and the Sellers' Designee not later than the second Business Day prior to the Closing Date, Buyer may assign its rights to purchase the Shares hereunder to a wholly-owned Subsidiary; it being understood, however, that no such assignment shall relieve Buyer of its obligations hereunder.

                    Section 10.4 Entire Agreement. This Agreement, the Other Transaction Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both oral and written, among the parties hereto with respect to the subject matter hereof. EXCEPT FOR ITS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY, AND EACH PARTY HERETO HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                    Section 10.5 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically provided in Section 6.9 (Directors' and Officers' Indemnification and Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                    Section 10.6 Obligations of Buyer and of the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

                    Section 10.7 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                    Section 10.8 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                    Section 10.9  Notices.  Any notice, request,
          instruction or other document to be given hereunder by any party (or other Person referred to herein) shall be deemed given if in writing and delivered personally or sent by facsimile (if a facsimile number for the intended recipient is provided in this Section or by notice given as provided in this Section), by telegram or by registered or certified mail (return receipt requested):

                    (a)  if to the Company before the Closing, to:

                         Johnson & Higgins
                         125 Broad Street
                         New York, New York 10004
                         Telephone:  (212) 574-7000
                         Facsimile:  (212) 574-8910
                         Attention:  General Counsel

                         with a copy to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Telephone: (212) 558-4000
                         Telecopy:  (212) 558-3588
                         Attention:  David B. Harms, Esq.

                         If to the Company after the Closing, to Buyer and Buyer's counsel, each at the addresses set forth in this Section 10.9

                    (b)  if to any Seller before the Closing, to:

                         Each of Messrs. Barham, Mundy and Roxe, as the Sellers' Designee, at the address specified below:

                         c/o Johnson & Higgins
                         125 Broad Street
                         New York, New York 10004
                         Telephone:  (212) 574-7000
                         Facsimile:  (212) 574-8910

                         with a copy to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Telephone: (212) 558-4000
                         Telecopy:  (212) 558-3588
                         Attention:  David B. Harms, Esq.

                    (c)  if to any Seller after the Closing, to:

                         Each of the members of the Sellers'
                         Committee, at the address specified to Buyer in writing prior to the Closing, with a copy to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Telephone: (212) 558-4000
                         Telecopy:  (212) 558-3588
                         Attention:  David B. Harms, Esq.

                    (d)  if to Buyer, to:

                         Marsh & McLennan Companies, Inc.
                         1166 Avenue of the Americas
                         New York, New York 10036
                         Telephone:  (212) 345-3020
                         Telecopy:   (212) 345-4647
                         Attention:  General Counsel

                         with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York 10022
                         Telephone:  (212) 735-3000
                         Telecopy:   (212) 735-2000
                         Attention:  David J. Friedman, Esq.

          or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice given by mail or telegram shall be effective when received. Any notice given by facsimile shall be effective when the appropriate facsimile answerback is received.

                    SECTION 10.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in The Borough of Manhattan, The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
          10.9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

                    Section 10.11 Severability. The provisions of this Agreement shall be deemed severable and, to the fullest extent permitted by applicable law, the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable, then, to the fullest extent permitted by applicable law, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


                                   ARTICLE XI

                                   DEFINITIONS

                    Section 11.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                    "Acquisition Proposal" shall have the meaning set forth in Section 6.2.

                    "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person.

                    "Agreement" shall mean this Agreement, all Annexes, all Exhibits, the Company Disclosure Schedule and the Buyer Disclosure Schedule, but such term shall not include any other agreement, even if a form of such other agreement is set forth in an Exhibit.

                    "Amended Company Certificate and By-laws" shall have the meaning set forth in Section 2.1(b).

                    "Applicable Percentage" shall have the meaning set forth in Section 6.17(a).

                    "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in The City of New York, New York are authorized or obligated by law or executive order to close.

                    "Buyer" shall have the meaning set forth in the Preamble.

                    "Buyer Audit Date" shall mean December 31, 1996.

                    "Buyer Common Stock" shall mean the common stock, par value $1.00 per share, of Buyer.

                    "Buyer Confidentiality Agreement" shall have the meaning set forth in Section 6.4(c).

                    "Buyer Disclosure Schedule" shall have the meaning set forth in the preamble to Article IV. Such Buyer
          Disclosure Schedule is incorporated by reference in this Agreement and shall form a part hereof as though set forth in full herein.

                    "Buyer Group" shall have the meaning set forth in
          Section 9.2(a).

                    "Buyer Material Adverse Effect" shall mean a material adverse effect on the properties, financial condition or results of operations of Buyer and its Subsidiaries considered as a whole; provided, however, that any such effect resulting (i) from any change in law, rule, regulation or generally accepted accounting principles or interpretations thereof that applies to both Buyer and the Company, (ii) from any change in economic conditions generally or in the industries in which Buyer and its Subsidiaries operate or (iii) from any of the actions to be taken by Buyer pursuant to this Agreement, shall not be considered when determining whether or not a Buyer Material Adverse Effect has occurred. A liability, cost or other items reasonably expected to cause (or in fact causing) a reduction in net income (other than on a one-time basis) of $50 million or more or a reduction in net worth of $200 million or more, shall be deemed to be a Buyer Material Adverse Effect, provided that for purposes of determining the Sellers' rights to indemnification under Article IX, a liability, cost or other items reasonably expected to cause (or in fact causing) a reduction in net worth of $20 million or more shall be deemed to be a Buyer Material Adverse Effect.

                    "Buyer Preferred Stock" shall have the meaning set forth in Section 4.4(a).

                    "Buyer Report" shall have the meaning set forth in
          Section 4.5.

                    "Buyer Requested Amount" shall have the meaning set forth in Section 5.3(b).

                    "Buyer Rights Agreement" shall have the meaning set forth in Section 4.4(a).

                    "Buyer Settlement Payment" shall have the meaning set forth in Section 5.3(b).

                    "Buyer Stock Plans" shall have the meaning set forth in Section 4.4(a).

                    "Carpenter" shall have the meaning set forth in
          Section 6.5(b)(iii).

                    "Cash Consideration" shall have the meaning set forth in Section 1.1.

                    "Closing" shall have the meaning set forth in
          Section 1.2(a).

                    "Closing Company Financial Information" shall have the meaning set forth in Section 6.16(a).

                    "Closing Consolidated Balance Sheet" shall have the meaning set forth in Section 6.16(a).

                    "Closing Consolidated Income Statement" shall have the meaning set forth in Section 6.16(a).

                    "Closing Date" shall have the meaning set forth in
          Section 1.2(a).

                    "Closing Stock Price" shall mean the average of the per share closing prices of Buyer Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive trading days in such market ending on the second trading day immediately preceding the Closing Date, provided that (i) if such average price shall be more than $129, the Closing Stock Price shall be deemed to be $129, and (ii) if such average price shall be less than $111, the Closing Stock Price shall be deemed to be $111.

                    "Closing Time" shall have the meaning set forth in
          Section 1.2(a).

                    "Code" shall mean the United States Internal
          Revenue Code of 1986, as amended from time to time.

                    "Company" shall have the meaning set forth in the Preamble.

                    "Company Actions" shall have the meaning set forth in Section 6.9(a).

                    "Company Balance Sheet" shall have the meaning set forth in Section 2.5.

                    "Company Common Stock" shall have the meaning set forth in the Preamble.

                    "Company Compensation and Benefit Plans" shall have the meaning set forth in Section 2.16(a).

                    "Company Confidentiality Agreement" shall have the meaning set forth in Section 6.4(b).

                    "Company Disclosure Schedule" shall have the meaning set forth in the preamble to Article II. Such Company Disclosure Schedule is incorporated by reference in this Agreement and shall form a part hereof as though set forth in full herein.

                    "Company Financial Information" shall have the meaning set forth in Section 2.5.

                    "Company Indemnified Parties" shall have the meaning set forth in Section 6.9(a).

                    "Company Intellectual Property Rights" shall have the meaning set forth in Section 2.18(b)(ii).

                    "Company Lease Agreements" shall have the meaning set forth in Section 2.7(a).

                    "Company Material Adverse Effect" shall mean a material adverse effect on the properties, financial condition or results of operations of the Company and its Subsidiaries considered as a whole; provided, however, that any such effect resulting (i) from any change in law, rule, regulation or generally accepted accounting principles or interpretations thereof that applies to both Buyer and the Company, (ii) from any change in economic conditions generally or in the insurance or reinsurance brokerage industry or (iii) from any of the actions to be taken by the Company pursuant to this Agreement, shall not be considered when determining whether or not a Company Material Adverse Effect has occurred. A liability, cost or other items reasonably expected to cause (or in fact causing) a reduction in net income (other than on a one-time basis) of $10 million or more or a reduction in net worth of $50 million or more, shall be deemed to be a Company Material Adverse Effect, provided that for purposes of determining Buyer's rights to indemnification under Article IX, a liability, cost or other items reasonably expected to cause (or in fact causing) a reduction in net worth of $5 million or more shall be deemed to be a Company Material Adverse Effect.

                    "Company Material Contracts" shall have the meaning set forth in Section 2.8(a).

                    "Company Owned Real Property" shall have the meaning set forth in Section 2.7(a).

                    "Company Pension Plan" shall have the meaning set forth in Section 2.16(b).

                    "Confidentiality Agreements" shall mean the Buyer Confidentiality Agreement and the Company Confidentiality Agreement.

                    "Consolidation" shall have the meaning set forth in Section 6.4(b)(iii).

                    "Contracts" shall have the meaning set forth in
          Section 2.8.

                    "Costs" shall have the meaning set forth in
          Section 6.9(a).

                    "Current Company Certificate and By-laws" shall have the meaning set forth in Section 2.1(b).

                    "Damages" shall have the meaning set forth in
          Section 9.2(a).

                    "Deferred Stock Units" shall have the meaning set forth in Section 4.4(a).

                    "dispose" shall have the meaning set forth in
          Section 5.5(b).

                    "Due Date" shall have the meaning set forth in
          Section 5.3(a).

                    "Employee Acceptance Period" shall have the meaning set forth in Section 6.5(c)(iv).

                    "Employee Award Agreements" shall have the meaning set forth in Section 6.5(c)(i).

                    "Employee Filing Time" shall have the meaning set forth in Section 6.12(b)(ii).

                    "Employee Registration Statement" shall have the meaning set forth in Section 6.12(b)(ii)

                    "Employee Registration Time" shall have the meaning set forth in Section 6.13(b)(ii).

                    "Encumbrances" shall have the meaning set forth in
          Section 2.4(b).

                    "Environmental Law" has the meaning set forth in
          Section 2.17.

                    "ERISA" shall have the meaning set forth in
          Section 2.16(b).

                    "ERISA Affiliate" shall have the meaning set forth in Section 2.16(c).

                    "ERISA Affiliate Plan" shall have the meaning set forth in Section 2.16(c).

                    "Escrow Fund" shall have the meaning set forth in
          Section 6.14(a).

                    "Exchange Act" shall mean the United States
          Securities and Exchange Act of 1934, as amended from time to time.

                    "Final Determination" shall have the meaning set forth in Section 6.17(c).

                    "FIRPTA Affidavit" shall have the meaning set forth in Section 7.2(f).

                    "GAAP" shall have the meaning set forth in Section
          2.5.

                    "Government Antitrust Entity" shall have the meaning set forth in Section 6.3(d).

                    "Governmental Consents" shall have the meaning set forth in Section 7.1(a).

                    "Governmental Entity" shall have the meaning set forth in Section 2.10.

                    "Hazardous Substance" shall have the meaning set forth in Section 2.17.

                    "HSR Act" shall mean the United States Hart-
          Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

                    "Indemnified Party" shall have the meaning set forth in Section 9.3(a).

                    "Indemnifying Party" shall have the meaning set forth in Section 9.3(a).

                    "Indemnity Escrow Agreement" shall have the meaning set forth in Section 6.14(a).

                    "Indemnity Payments" shall have the meaning set forth in Section 5.11.

                    "Insurance Brokerage Holding Company" shall have the meaning set forth in Section 6.5(b)(iii).

                    "Investment Advisors Act" shall mean the United States Investment Advisors Act of 1940, as amended from time to time.

                    "IRS" shall mean the United States Internal
          Revenue Service.

                    "Laws" shall have the meaning set forth in Section
          2.12.

                    "MMI" shall have the meaning set forth in Section
          6.5(b)(iii).

                    "Morgan Stanley" shall have the meaning set forth in Section 2.2(b) .

                    "1997 Pre-Closing Earnings" shall have the meaning set forth in Section 6.17(a).

                    "NYSE" shall have the meaning set forth in Section
          4.10.

                    "Order" shall have the meaning set forth in
          Section 7.1(b).

                    "Other Entity" shall mean, with respect to any Person, any other Person which is not a Subsidiary in which the Company directly or indirectly owns any equity or other ownership interest that exceeds 20% of the total equity or other ownership interest of such other Person.

                    "Other Transaction Agreements" shall mean the Employee Award Agreements, Retiree Agreements and
          Registration Rights Agreement.

                    "Payment Right" shall mean, with respect to any holder of a Ten-Year Contract at any time, a number calculated by dividing (a) the sum, for each year remaining at such time during which such holder is entitled to payments under such contract, of the portion of dividends of the Company to which such holder is entitled under such contract with respect to such year (such sum being such holder's "Total Remaining Payment Rights") by (b) the Total Remaining Payment Rights of all holders of Ten-Year Contracts at such time.

                    "Permitted Encumbrances" shall have the meaning set forth in Section 2.7(a).

                    "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

                    "Pre-Closing Period" shall have the meaning set forth in Section 6.17(a).

                    "Registration Statements" shall have the meaning set forth in Section 2.22.

                    "Purchase Price" shall have the meaning set forth in Section 1.1.

                    "Registration Rights Agreement" shall have the meaning set forth in Section 6.12(b).

                    "Representatives" shall have the meaning set forth in Section 6.4.

                    "Resale Registration Time" shall mean the date and time when the Resale Registration Statement becomes effective under the Securities Act.

                    "Resale Registration Statement" shall mean the registration statement required to be filed by Buyer under the Registration Rights Agreement registering for resale under the Securities Act shares of Buyer Common Stock held by the Sellers and Persons entitled to receive Retiree Agreements, in each case as set forth in the Registration Rights Agreement.

                    "Retiree Acceptance Period" shall have the meaning set forth in Section 6.5(d)(iv).

                    "Retiree Agreements" shall have the meaning set forth in Section 6.5(d)(ii).

                    "Retirees" shall have the meaning set forth in
          Section 6.5(d)(i).

                    "Rights" shall have the meaning specified therefor in the Buyer Rights Agreement.

                    "Rounded" shall mean any fractional share which is less than .5 shall be rounded downward to the nearest whole share and any fractional share which is .5 or greater shall be rounded upward to the nearest whole share.

                    "SEC" shall mean the United States Securities and Exchange Commission.

                    "Securities Act" shall mean the United States
          Securities Act of 1933, as amended from time to time.

                    "Seller" shall have the meaning set forth in the Preamble.

                    "Sellers' Committee" shall mean Norman Barham, Gardner M. Mundy and Joseph D. Roxe, and their successors as a majority of the members of Sellers' Committee shall notify Buyer from time to time.

                    "Sellers' Designee" shall have the meaning set forth in Section 1.5(a).

                    "Sellers' Requested Amount" shall have the meaning set forth in Section 5.3(a).

                    "Sellers' Settlement Payment" shall have the meaning set forth in Section 5.3(a).

                    "Shareholder Approval Requirements" shall have the meaning set forth in Section 6.10.

                    "Shares" shall have the meaning set forth in
          Section 1.1.

                    "Significant Subsidiary" shall mean, with respect to any Person, a Subsidiary of such Person that is a "Significant Subsidiary" as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

                    "Stock Consideration" shall have the meaning set forth in Section 1.1.

                    "Stock Consideration in Dollars" shall have the meaning set forth in Section l.l.

                    "Stock Consideration in Shares" shall have the meaning set forth in Section 1.1.

                    "Subsidiary" shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions for such other Person is directly or indirectly owned or controlled by such Person, by, one or more of such Person's Subsidiaries or by such Person and any one or more of such Person's Subsidiaries.

                    "Takeover Statute" shall have the meaning set forth in Section 2.13.

                    "Tax," "Taxes," "Taxable" and "Tax Return" shall have the respective meanings set forth for such terms in
          Section 2.14(d).

                    "Tax Arbitrator" shall have the meaning set forth in Section 5.3(a).

                    "Tax Audit" shall have the meaning set forth in
          Section 5.5(c).

                    "Tax Escrow Agreement" shall have the meaning set forth in Section 6.14(b).

                    "Tax Package" shall have the meaning set forth in
          Section 5.3(a).

                    "Ten-Year Contracts" shall mean the Ten-Year
          Certificates issued to former stockholders of the Company under the Current Company Certificate and By-laws.

                    "Termination Date" shall have the meaning set forth in Section 8.2.

                    "Third-Party Intellectual Property Rights" shall have the meaning set forth in Section 2.18(b)(i).

                    "Total Purchase Price" shall have the meaning set forth in Section 1.1.

                    "Total Shares" shall have the meaning set forth in
          Section 1.1.

                    "Transfer Taxes" shall have the meaning set forth in Section 5.4.

                    "Working Capital" shall have the meaning set forth in Section 2.23.

                    Section 11.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

                    Section 11.3  Other Definitional Provisions.

                    (a) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                    (c) The terms "dollars" and "$" shall mean United States Dollars.

                    (d)  The term "knowledge" when used in this
          Agreement with respect to the Company shall mean the actual knowledge of David A. Olsen, Richard A. Nielsen, Norman Barham, Joseph D. Roxe and Gardner M. Mundy, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

                    (e)  The term "knowledge" when used in this
          Agreement with respect to Buyer shall mean the actual knowledge of A.J.C. Smith, Frank J. Borelli, John T. Sinnott, Richard H. Blum and Gregory F. Van Gundy, without obligation of any further review or inquiry, a does not include information of which they may be deemed to have constructive knowledge only.

                    (f) Unless the context otherwise requires, any reference herein to any "Article," "Section," "Annex" or "Exhibit" refers to an Article or Section of, or an Annex or Exhibit attached to, this Agreement, as the case may be.

                    (g) Unless the context otherwise requires, any reference herein to this Agreement or any Annex or Exhibit shall mean, at any time, this Agreement or such Annex or Exhibit, as the case may be, as the same may be amended to such time, provided, however, that references to the date of this Agreement shall in all cases mean March 12, 1997.


                    IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                          JOHNSON & HIGGINS

                                          By /s/ Norman Barham
                                             ------------------------
                                             Name:  Norman Barham
                                             Title: President


                                          The Persons Listed on
                                             Annex A, As Sellers

                                          By /s/ J.D. Roxe
                                             ------------------------
                                             Name:  J.D. Roxe
                                             As Attorney-in-Fact


                                          MARSH & MCLENNAN
                                            COMPANIES, INC.

                                          By /s/ A.J.C. Smith
                                             ------------------------
                                             Name:  A.J.C. Smith
                                             Title: Chairman




                                                                     ANNEX A


                           Schedule of Consideration
                           -------------------------

Cash Consideration     Stock Consideration in Dollars    Total Consideration
------------------     ------------------------------    -------------------
  335,324,477                   670,648,964                 1,005,973,441






                                                               ANNEX B

               Directors and Executive Officers After the Closing
               --------------------------------------------------

         Name ______________________      Position ______________________







          Initialed by:

          __________               ___________          __________
           Atlantic                  Mariner        ___________________,
                                                    as Seller's Designee






                                                                   ANNEX C


            Persons Entitled to Receive Employee Award Agreements
            -----------------------------------------------------

                                       Dollar Value
Name                  Cash               of Shares         Number of Shares
---------------    ---------------   ----------------     -----------------









Initialed by:

__________                ___________                    __________
 Atlantic                   Mariner                   ___________________,
                                                      as Seller's Designee






                                                                   ANNEX D

                            Schedule of Consideration
                            -------------------------

Cash Consideration     Stock Consideration in Dollars    Total Consideration
------------------     ------------------------------    -------------------
     99,000,001                  198,000,002                   297,000,003